EXECUTION COPY

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	       P.T. FREEPORT INDONESIA COMPANY

		   _______________________

			$550,000,000

		  AMENDED CREDIT AGREEMENT

		  Dated as of June 1, 1993

			    with

		       CERTAIN BANKS,

	  MORGAN GUARANTY TRUST COMPANY OF NEW YORK
	    (for purposes of Article VIII only),
			as FI Trustee

			     and

		       CHEMICAL BANK,
			  as Agent



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				    (CS&M Ref. No. 6700-143)






		      TABLE OF CONTENTS

							Page

Parties and Recitals ................................      1

			  ARTICLE I

			 Definitions

Section 1.1.   Definitions ..........................      1
Section 1.2.   Accounting Terms .....................     25
Section 1.3.   Section, Article, Exhibit and
		 Schedule References ................     26

			 ARTICLE II

		 (Intentionally left blank)

			 ARTICLE III

			  The Loans

Section 3.1.   (Intentionally left blank) ...........     26
Section 3.2.   Revolving Credit Facility ............     26
Section 3.3.   Loans ................................     26
Section 3.4.   Notice of Loans ......................     27
Section 3.5.   Promissory Notes .....................     28
Section 3.6.   Interest on Loans ....................     29
Section 3.7.   Fees .................................     29
Section 3.8.   Maturity and Reduction of
		 Commitments ........................     30
Section 3.9.   Interest on Overdue Amounts;
		 Alternative Rate of Interest .......     31
Section 3.10.  Prepayment of Loans ..................     33
Section 3.11.  Continuation and Conversion of
		  Loans .............................     34
Section 3.12.  Reserve Requirements; Change in
		 Circumstances ......................     36
Section 3.13.  Change in Legality ...................     40
Section 3.14.  Indemnity ............................     41
Section 3.15.  Pro Rata Treatment ...................     42
Section 3.16.  Sharing of Setoffs ...................     42
Section 3.17.  Payments .............................     43
Section 3.18.  U.S. Taxes ...........................     44
Section 3.19.  Indonesian Taxes .....................     47

			 ARTICLE IV

	       Representations and Warranties

Section 4.1.   Representations and Warranties........     48

	       (a)  Organization, Powers ............     48
	       (b)  Authorization ...................     49
	       (c)  Governmental Approval ...........     49
	       (d)  Enforceability ..................     50
	       (e)  Financial Statements ............     50
	       (f)  Litigation; Compliance with
		      Laws; etc. ....................     51
	       (g)  Title, etc. .....................     52
	       (h)  Federal Reserve Regulations;
		      Use of Proceeds ...............     53
	       (i)  Taxes ...........................     54
	       (j)  Employee Benefit Plans ..........     54
	       (k)  Investment Company Act ..........     54
	       (l)  Public Utility Holding Company
		      Act ...........................     55
	       (m)  Subsidiaries ....................     55
	       (n)  Assigned Agreements .............     55
	       (o)  FI Security Documents ...........     55
	       (p)  No Material Misstatements .......     55

			  ARTICLE V

			  Covenants

Section 5.1.   Affirmative Covenants of FTX .........     56

	       (a)  Financial Statements, etc. ......     56
	       (b)  Taxes and Claims ................     58
	       (c)  Maintenance of Existence;
		      Conduct of Business ...........     58
	       (d)  Compliance with Applicable Laws .     58
	       (e)  Litigation ......................     58
	       (f)  ERISA ...........................     59
	       (g)  (Intentionally left blank) ......     59
	       (h)  Security ........................     59
	       (i)  Insurance .......................     60
	       (j)  Access to Premises and Records ..     61
	       (k)  FI Security Arrangements ........     61
	       (l)  Protection of Contract Rights ...     61
	       (m)  Source of Interest ..............     62
	       (n)  Further Assurances ..............     62
	       (o)  Covenants regarding FI
		      and FCX .......................     63

Section 5.2.   Negative Covenants of FTX ............     63

	       (a)  Conflicting Agreements ..........     63
	       (b)  Borrowing Base Limits ...........     63
	       (c)  Consolidation or Merger;
		      Disposition of Assets and
		      Capital Stock .................     63
	       (d)  Liens ...........................     65
	       (e)  Current Ratios ..................     67

	       (f)  Fixed Charge Ratios .............     68
	       (g)  Debt ............................     68
	       (h)  (Intentionally left blank) ......     71
	       (i)  Convertible Debt Payments .......     71
	       (j)  Ownership of Subsidiaries .......     71
	       (k)  Fiscal Year .....................     72
	       (l)  Investments in Nonrestricted
		      Subsidiaries and Persons Not
		      Subsidiaries ..................     72
	       (m)  Federal Reserve Regulations .....     73
	       (n)  Certain Debt Agreements .........     73
	       (o)  Investments in the Major
		      Subsidiaries ..................     73
	       (p)  Investments in FCX ..............     74
	       (q)  Equity Payments .................     74
	       (r)  Covenants Regarding IMC-Agrico ..     76
	       (s)  Covenants Regarding ALatief-FI ..     77

Section 5.3.   Additional Covenants of
		 FI and FCX .........................     77

		       ARTICLE VI

		  Conditions of Credit

Section 6.1.   Conditions Precedent to
		 Each Credit Event ...................    78
Section 6.2.   Representations and Warranties with
		 Respect to Credit Events ............    78

		       ARTICLE VII

		    Events of Default

Section 7.1.   Events of Default ....................     79

		      ARTICLE VIII

	      The Agent and the FI Trustee

Section 8.1.   The Agent and the FI Trustee .........     83

		       ARTICLE IX

		       Guarantees

Section 9.1.   Guarantee ............................     88

			ARTICLE X

		      Miscellaneous

Section 10.1.   Notices .............................     90
Section 10.2.   Survival of Agreement ...............     90
Section 10.3.   Successors and Assigns; Participa-
		  tions; Purchasing Banks ...........     91
Section 10.4.   Expenses of the Banks; Indemnity ....     96
Section 10.5.   Right of Setoff .....................     98
Section 10.6.   Applicable Law ......................     98
Section 10.7.   Waivers; Amendments .................     98
Section 10.8.   Severability ........................    100
Section 10.9.   Counterparts ........................    100
Section 10.10.  Headings ............................    100
Section 10.11.  Entire Agreement ....................    100
Section 10.12.  Amendment Closing Date ..............    101
Section 10.13.  Waiver of Jury Trial, etc. ..........    101
Section 10.14.  Interest Rate Limitation ............    101
Section 10.15.  Jurisdiction; Consent to Service of
		  Process ...........................    101
Section 10.16.  Confidentiality ......................   102
Section 10.17.  Judgment Currency.....................   103

Schedule I          Subsidiaries
Schedule II-1       Applicable Margin for Loans Prior to and
		    Including the Conversion Date
Schedule II-2       Applicable Margin for Loans After the
		    Conversion Date
Schedule III        Commitments of the Banks
Schedule 4.1(c)     Governmental Approvals
Schedule 4.1(n)     Assigned Agreements
Schedule 5.2(d)     Deemed Leases

Exhibit A           Terms of Subordination
Exhibit B           Form of Borrowing Confirmation for Loans
Exhibit C           Form of Promissory Note
Exhibit D           Form of Commitment Transfer Supplement














		    CREDIT AGREEMENT entered into as of
	       October 27, 1989, as amended through June 1,
	       1993, among P.T. FREEPORT INDONESIA COMPANY, a limited liability company organized under the laws of Indonesia and also domesticated in Delaware ("FI"), FREEPORT-McMoRan INC., a Delaware corporation ("FTX"), FREEPORT-McMoRan COPPER & GOLD INC., a Delaware corporation ("FCX"), the undersigned banks (collectively, the "Banks"), MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York banking corporation (for purposes of Article VIII hereof only), as trustee for the Banks under the FI Trust Agreement and, in such capacity, as security agent for the Banks under the FI Security Documents (as herein defined) (in such capacity, the "FI Trustee") and CHEMICAL BANK, a New York banking corporation, as agent for the Banks (in such capacity, the "Agent").


	  FI has requested the Banks to extend credit to FI in order to enable it to borrow on a revolving credit basis at any time and from time to time prior to the Maturity Date (as herein defined). The aggregate principal amount of all revolving credit loans at any time outstanding hereunder shall not exceed $550,000,000. The proceeds of such borrowings are to be used for general corporate purposes, including, without limitation, the financing of acquisitions.

	  The Banks are willing to make loans to FI upon the terms and subject to the conditions hereinafter set forth, including the guarantee by FTX and FCX (the "Guarantors") of the loans to FI.


	  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

			  ARTICLE I

			 Definitions

	  SECTION 1.1. Definitions. As used in this Agree-ment, the following terms have the meanings indicated (any term defined in this Article I or elsewhere in this Agree-ment in the singular and used in this Agreement in the plural shall include the plural, and vice versa):

	  "Adjusted CD Rate" means, with respect to any CD Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if not already a whole multiple of 1/100 of 1%, to the next higher 1/100 of 1%) equal to the sum of (a) a rate per annum equal to the product of (i) the Fixed CD Rate in effect for such Interest Period and
(ii) Statutory Reserves, plus (b) the Assessment Rate. For purposes hereof, the term "Fixed CD Rate" shall mean the rate of interest determined by the Agent to be the arithmetic average (rounded upwards, if not already a whole multiple of 1/100 of 1%, to the next higher 1/100 of 1%) of the respective rates per annum notified to the Agent by the Reference Banks as the prevailing rate per annum bid at or about 10:00 a.m., New York City time, on the first Business Day of the Interest Period applicable to such CD Rate Loan by three New York City negotiable certificate of deposit dealers of recognized standing selected by each such Reference Bank for the purchase at face value from such Reference Bank of negotiable certificates of deposit of major United States money center banks in a principal amount approximately equal to such Reference Bank's portion of such CD Rate Loan and with a maturity comparable to such Interest Period.

	  "ALatief" means P.T. ALatief Nusakarya
Corporation, an Indonesian limited liability company.

	  "ALatief-FI" means the joint venture company to be organized under the laws of Indonesia by FI and ALatief pursuant to the ALatief-FI Joint Venture Agreement.

	  "ALatief-FI Joint Venture Agreement" means the
Joint Venture Agreement made and entered into on March 11, 1993, between FI and ALatief, as such agreement may be amended as permitted by Section 5.2(s)(ii) and in effect from time to time.

	  "ALatief-FI Transfer" means the transfer by FI of the non-mining infrastructure facilities, as described in the ALatief-FI Joint Venture Agreement, to ALatief-FI.

	  "Alternate Base Rate" means for any day, a rate per annum (rounded upwards, if not already a whole multiple of 1/100 of 1%, to the next higher 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day,
(b) the Base CD Rate in effect on such day plus 1% and
(c) the Federal Funds Effective Rate in effect for such day plus 1/2 of 1%. For purposes hereof, the term "Prime Rate" shall mean the rate of interest per annum announced by Chemical Bank from time to time as its prime rate in effect at its principal office in the City of New York; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "Base CD Rate" means the sum of (x) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (y) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Chemical Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Chemical Bank from three Federal funds brokers of recognized standing selected by it. If for any reason Chemical Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of Chemical Bank to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

	  "Amendment Agreement" means the Second Amendment dated as of June 1, 1993, to the Credit Agreement dated as of October 27, 1989, as previously amended by the Amendment thereto dated as of December 20, 1991, among FI, the Guarantors, certain banks, the FI Trustee, the Agent, The
Fuji Bank, Limited and Morgan Guaranty Trust Company of New
York, as outgoing co-agents, and Morgan Guaranty Trust
Company of New York, as outgoing agent for the Banks.

	  "Amendment Closing Date" has the meaning assigned to such term in Section 2(b) of the Amendment Agreement.

	  "Applicable CD Rate" means on a per annum basis, in respect of any Loan, for each day during the Interest Period for such Loan, the sum of (i) the Adjusted CD Rate as determined by the Agent plus (ii) the Applicable Margin.

	  "Applicable LIBO Rate" means on a per annum basis, in respect of any Loan, for each day during the Interest
Period for such Loan, the sum of (i) the LIBO Rate as determined by the Agent plus (ii) the Applicable Margin.

	  "Applicable Margin" means, during each period set forth in Section 3.6(d), the rate per annum set forth opposite the applicable condition on Schedule II hereto for each type of Loan listed thereon.

	  "Applicable Percentage" of any Bank means the percentage set opposite such Bank's name on Schedule III hereto.

	  "Applicable Reference Rate" means on a per annum basis in respect of any Reference Rate Loan, for any day, the sum of the Alternate Base Rate, plus the Applicable
Margin.

	  "Assessment Rate" means with respect to each day during an Interest Period, the net annual assessment rate (rounded upwards, if not already a whole multiple of 1/100 of 1%, to the next highest whole multiple of 1/100 of 1%) determined by the Agent to be payable to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of Chemical Bank in the United States as of the day two Business Days prior to the first day of such Interest Period.

	  "Assigned Agreements" means the Contract of Work and the Concentrate Sales Agreements.

	  "Assignment Agreement" means the Amended and Restated Pledge and Assignment and General Assignment of Accounts Receivable dated as of October 27, 1989, between FI and the FI Trustee, as such agreement may be further amended and in effect from time to time.

	  "Available Borrowing Base" has the meaning assigned to such term in Article I of the FTX Credit
Agreement.

	  "Bank" means each bank signatory hereto and its successors and permitted assigns under Section 10.3(d).

	  "Board" means the Board of Governors of the Federal Reserve System of the United States.

	  "Borrowing Base" has the meaning assigned to such term in Article I of the FTX Credit Agreement.

	  "Borrowing Base Bank" means each FTX Lender and, until such time as the FM Lenders shall by their written consent release all recourse under the FM Credit Agreement and the related documents against FTX, each FM Lender.

	  "Borrowing Base Certificate" has the meaning assigned to such term in Article I of the FTX Credit
Agreement.

	  "Borrowing Base Debt" has the meaning assigned to such term in Article I of the FTX Credit Agreement.

	  "Borrowing Base Factors" has the meaning assigned to such term in Section 2.1 of the FTX Credit Agreement.

	  "Borrowing Date" means, with respect to any Loan, the date on which such Loan is disbursed.

	  "Business Day" means a day on which the Banks are each open for business at their respective Domestic Offices; provided that when the term "Business Day" is used with respect to LIBO Rate Loans, such term shall mean a day on which the Banks are each also open for business at their respective LIBOR Offices.

	  "Capital Interest" has the meaning assigned to such term in Section 4.01 of the IMC-Agrico Partnership
Agreement.

	  "Capitalized Lease Obligation" means the obliga-tion of any Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligation is, or in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) is required to be, classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and for purposes of this Agreement the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

	  "Cash Flow Ratio" means, for purposes of Schedules II-1 and II-2 hereto, at the end of any fiscal quarter, the cumulative sum, for the four consecutive fiscal quarters ending with such quarter, of FTX's (a) Consolidated Cash Flow, minus interest expense and capitalized interest paid or accrued on Debt and Corporate Group Loans and minus extraordinary or unusual nonrecurring cash items included in Consolidated Cash Flow, divided by (b) the aggregate principal amount of all Debt and Corporate Group Loans outstanding at the end of such fiscal quarter.

	  "CD Rate Loan" means any Loan for which interest is determined, in accordance with the provisions hereof, at the Applicable CD Rate.

	  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

	  "Collateral Agent" means Chemical Bank in its capacity as Collateral Agent for the Lenders (as defined in the FTX Intercreditor Agreement) under the FTX
Intercreditor Agreement.

	  "Commitment" means, with respect to each Bank, the Commitment of such Bank hereunder as set forth on Sched-ule III hereto, as the same may be permanently terminated or reduced from time to time pursuant to Section 3.8. The Commitment of each Bank shall automatically and permanently terminate on the Maturity Date.

	  "Commitment Fee" has the meaning assigned to such term in Section 3.7(a).

	  "Commitment Period" means the period commencing with and including the Original Execution Date and ending on but not including the Maturity Date.

	  "Commitment Transfer Supplement" means a
Commitment Transfer Supplement, substantially in the form of Exhibit D.

	  "Concentrate Sales Agreements" means all contracts and agreements with respect to the sale or disposition of ores or minerals produced by the mining, concentrating and related operations conducted by FI pursuant to the Contract of Work, as such agreements may be amended and in effect from time to time.

	  "Consolidated Cash Flow" means, with respect to any Person and for any fiscal quarter, the sum of
(a) consolidated net income after taxes (before deducting minority interests in net income (loss) of consolidated subsidiaries, but disregarding all extraordinary or unusual noncash items in calculating such net income) of such Person and such Person's subsidiaries for such quarter; plus
(b) consolidated interest paid or accrued on the Corporate Group Loans and on Debt by such Person or subsidiaries during such quarter and deducted in determining consolidated net income; plus (c) depreciation, depletion and amortization charges and deferred taxes deducted in computing consolidated net income; provided that such calculation will exclude items relating to Nonrestricted Subsidiaries.

	  "Contract of Work" shall mean the Contract of Work made December 30, 1991, between the Ministry of Mines of the Government of the Republic of Indonesia, acting for and on behalf of the Government of the Republic of Indonesia, and FI, together with any related Implementation Agreement or Memorandum of Understanding with such Ministry of Mines acting on behalf of the Government of the Republic of Indonesia, as such agreement may be implemented, supplemented or amended and in effect from time to time.

	  "Conversion Date" means June 28, 1996.

	  "Corporate Group Facility" means this Agreement and the FTX Credit Agreement.

	  "Corporate Group Loan Exposure" means the sum of Loan Exposure plus FTX Credit Agreement Loan Exposure.

	  "Corporate Group Loans" means the Loans made hereunder and the FTX Credit Agreement Loans made under the FTX Credit Agreement.

	  "Corporate Group Notes" means the Promissory Notes and the FTX Agreement Notes.

	  "Credit Event" means the making of a Loan.

	  "Debt" means at any time (1) Indebtedness for Borrowed Money, (2) the undischarged balance of any produc-tion payment, (3) the unearned balance of any advance payment received under any contract, and (4) debt created, issued, Guaranteed, incurred or assumed for the deferred
(for 180 days or more) purchase price of property or serv-ices purchased; excluding, however, accrued expenses and accounts payable (other than for such deferred purchase price and/or for borrowed money) incurred in the ordinary course of business; provided that the same are not overdue in a material amount or, if overdue, are being contested in good faith and by appropriate proceedings and also exclud-ing, for purposes of Section 7.1(i), any obligation or liability in respect of Debt (including the undischarged balance of any production payment and the unearned balance of any advance payment received under any contract) for the repayment or satisfaction of which the recourse of the creditor is limited to specified assets or properties (or the proceeds of production therefrom) of FTX or any Restricted Subsidiary.

	  "Deemed Lease" means an agreement characterized by the parties thereto as a lease solely for income tax pur-poses and as to which such parties have elected to have the provisions of the former Section 168(f)(8) of the Internal Revenue Code of 1954 apply.

	  "Default" means any event which upon the giving of notice or lapse of time or both would become an Event of Default.

	  "Dollars" or "$" means United States Dollars.

	  "Domestic Office" means, for any Bank, the Domes-tic Office set forth for such Bank on the signature pages hereof, unless such Bank shall designate a different
Domestic Office by notice in writing to the Agent and FTX.

	  "Equity Payment" means (i) any cash dividend on, or purchase, redemption or other payment in respect of, the capital stock of FTX (other than mandatory dividend payments on the Preferred Stock as in effect on the Amendment Closing
Date), (ii) open market purchases by FTX of Depositary Units of FRP and (iii) open market purchases by FTX of capital stock of FCX.

	  "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time.

	  "ERISA Affiliate" means any trade or business
(whether or not incorporated) which is a member of a group of which FTX is a member and which is under common control within the meaning of Section 414 of the Code.

	  "Event of Default" means any Event of Default defined in Article VII.

	  "FCC" means Freeport Chemical Company, a Delaware corporation.

	  "FCX" means Freeport-McMoRan Copper & Gold Inc., a
Delaware corporation.

	  "FI" means P.T. Freeport Indonesia Company, a limited liability company organized under the laws of Indonesia and domesticated in Delaware.

	  "FI Borrowing Base" has the meaning assigned such term in Section 2.1 of the FTX Credit Agreement.

	  "FI Free Cash" means the product of (i) the lesser of (x) the then outstanding Borrowing Base Debt of FI and
(y) 95% of all amounts above $30,000,000 held by FI in cash or unencumbered Permitted Investments, and (ii) 1.0 minus the MS Factor of FI.

	  "FI Obligations" has the meaning assigned to such term in Section 9.1.

	  "FI Product" means ores or minerals produced by the FI Project or otherwise obtained from the Mining Area
(as defined in the Contract of Work) and any kinds of products, including, without limitation, concentrates, produced from such ores or minerals.

	  "FI Project" means the mining, concentrating and related operations conducted or to be conducted by FI in Irian Jaya, Indonesia, pursuant to the Contract of Work.

	  "FI Receivables Purchase Agreement" means any agreement entered into by FI with respect to the sale by FI of accounts receivable.

	  "FI Security Documents" means the FI Trust
Agreement, the Assignment Agreement, the Surat Kuasa, the
Fiduciary Transfer, the Fiduciary Assignment, the Fiduciary
Power and all Uniform Commercial Code financing statements and their Indonesian equivalents required to be filed hereunder or under the FI Security Documents.

	  "FI Trust Agreement" means the Trust Agreement dated as of May 15, 1970, as amended through the Amendment
Closing Date, among FI, the Banks and the FI Trustee, as the same may be amended and in effect from time to time.

	  "FI Trustee" means Morgan Guaranty Trust Company of New York, or any successor trustee, as trustee for the Banks pursuant to the FI Trust Agreement and, in such capacity, as security agent for the Banks under the FI
Security Documents.

	  "Fiduciary Assignment" means the Fiduciary
Assignment of Accounts Receivable (the Penyerahan Hak Atas
Tagihan) dated December 30, 1991, as amended by the First
Amendment thereto dated the Amendment Closing Date, granted by FI to the FI Trustee, as the same may be further amended and in effect from time to time.

	  "Fiduciary Power" means the Power of Attorney to Establish Fiduciary Transfer (Kuasa Untuk Memasang Penyerahan Hak Milik Fidusia) dated December 30, 1991, as amended by the First Amendment thereto dated the Amendment Closing Date, granted by FI to the FI Trustee (the "Amended Fiduciary Power"), as the same may be further amended and in effect from time to time.

	  "Fiduciary Transfer" means the Fiduciary Transfer of Assets (Penyerahan Hak Secara Fidusia) dated December 30, 1991, as amended by the First Amendment thereto dated the Amendment Closing Date, granted by FI to the FI Trustee, as the same may be further amended and in effect from time to time.

	  "Financial Officer" of any corporation means the principal financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such corpo-ration.

	  "Fixed Charges" means, for any Person at the end of any fiscal quarter, the cumulative sum, for the four consecutive quarters ending with such quarter, of (a) the aggregate principal amount of all Corporate Group Loans required to be repaid pursuant to Section 3.8(b) of each of this Agreement and the FTX Credit Agreement and all Debt paid or payable by such Person and such Person's Subsidiaries (other than Nonrestricted Subsidiaries) during such quarters plus (b) all interest paid or payable on Debt and Corporate Group Loans by such Person and such Person's Subsidiaries (other than Nonrestricted Subsidiaries) during such quarters; provided, however, that any principal amount of Debt and any interest payable in one fiscal quarter and paid in another shall not be twice included in Fixed Charges; provided further, however, that any Corporate Group Loans prepaid pursuant to Section 3.10(a) or Section 3.10(c) of either this Agreement or the FTX Credit Agreement or continued or converted pursuant to Section 3.11 of either this Agreement or the FTX Credit Agreement and any other Debt prepaid, continued, converted or refinanced pursuant to similar provisions of agreements or instruments governing such other Debt shall not be included as Fixed Charges if such Debt would not otherwise have matured within three months of such prepayment, continuation, conversion or refinancing.

	  "Fixed Charge Ratio" means for any Person at the end of any fiscal quarter, the quotient, for the four consecutive quarters ending with such quarter, of
(a) Consolidated Cash Flow divided by (b) Fixed Charges.

	  "FM Agent" means Chemical Bank as agent for the FM
Lenders under the FM Credit Agreement.

	  "FM Corporation" means FM Properties Inc., a
Delaware corporation.

	  "FM Credit Agreement" means the Credit Agreement dated as of June 11, 1992, among FM Properties, FTX, the FM
Lenders and the FM Agent, as the same may be amended and in effect from time to time.

	  "FM Lenders" means the banks party to the FM
Credit Agreement.

	  "FM Properties" means FM Properties Operating Co., a Delaware general partnership whose partners are FTX and FM
Corporation.

	  "FM Properties Credit" has the meaning assigned to such term in Section 2.1(iv) of the FTX Credit Agreement.

	  "FM Properties Indebtedness" means the obligations of FM Properties under the FM Credit Agreement and up to $125,000,000 principal amount of the obligations of FM Properties (including Guarantees of obligations of Nonrestricted Subsidiaries as to which FM Properties became a guarantor) assumed in connection with the transfer by FTX of certain oil, gas and real estate assets to FM Properties as described in the Information Statement contained in the Registration Statement filed by FM Corporation on Form 10 with the SEC for the registration of the common stock, par value $.01 per share, and related preferred stock purchase rights of FM Corporation under the Securities Exchange Act of 1934, as such Form 10 was amended through June 9, 1992.

	  "FRP" means Freeport-McMoRan Resource Partners,
Limited Partnership, a Delaware limited partnership.

	  "FRP Borrowing Base" has the meaning assigned such term in Section 2.1 of the FTX Credit Agreement.

	  "FRP GPCo" means the direct or indirect Wholly-
Owned Subsidiary of FTX which is the entity which has the rights and obligations of FRP GPCo as defined in and contemplated by the IMC-Agrico Contribution Agreement.

	  "FRP Partner" means the Wholly-Owned Restricted Subsidiary, organized as a limited partnership, of which FRP will own a majority limited partnership interest and which has the rights and obligations of FRP Partner as defined in and contemplated by the IMC-Agrico Contribution Agreement.

	  "FTX Agent" means Chemical Bank as agent for the FTX Lenders under the FTX Credit Agreement.

	  "FTX Agreement Notes" means the promissory notes of FTX issued to the FTX Lenders pursuant to the FTX Credit
Agreement.

	  "FTX Borrowing Base" has the meaning assigned to such term in Section 2.1 of the FTX Credit Agreement.

	  "FTX Credit Agreement" means the Amended and
Restated Credit Agreement entered into as of May 15, 1991, as amended and restated in its entirety as of June 1, 1993, among FTX, FRP, the FTX Lenders and the FTX Agent, as the same may be further amended and in effect from time to time.

	  "FTX Credit Agreement Loan" means any loan made by the FTX Lenders pursuant to the FTX Credit Agreement.

	  "FTX Credit Agreement Loan Exposure" means the aggregate amount of unpaid principal of all FTX Credit
Agreement Loans made by the FTX Lenders.

	  "FTX Credit Agreement Total Commitment" means
$800,000,000, the committed amount under the FTX Credit
Agreement, as the same may be permanently terminated or reduced from time to time.

	  "FTX Credit Event" means the making of an FTX
Credit Agreement Loan.

	  "FTX Free Cash" means the lesser of (i) the then outstanding Borrowing Base Debt of FTX and (ii) 75% of all amounts above $50,000,000 held by FTX in cash or unencumbered Permitted Investments.

	  "FTX Intercreditor Agreement" means the
Intercreditor Agreement entered into as of June 11, 1992, as amended and restated in its entirety as of June 1, 1993, among the Agent on behalf of the Banks, the FTX Agent on behalf of the FTX Lenders, the FM Agent on behalf of the FM Lenders, Hibernia National Bank, as agent for the Pel-Tex Bank Lenders, the Burke Parties (as defined therein) and Chemical Bank, as collateral agent, as such agreement may be further amended and in effect from time to time.

	  "FTX Lenders" means the banks party to the FTX
Credit Agreement.

	  "FTX Pledge Agreement" means a pledge agreement in the form of Exhibit A-1 to the FTX Intercreditor Agreement, to be executed by FTX and delivered to the Collateral Agent pursuant to Section 5.1(h), as such agreement may be amended and in effect from time to time.

	  "FTX Security Agreement" means a security agreement in the form of Exhibit B-1 to the FTX
Intercreditor Agreement, to be executed by FTX and delivered to the Collateral Agent pursuant to Section 5.1(h), as such agreement may be amended and in effect from time to time.

	  "FTX Subsidiary Pledge Agreement" means a pledge agreement in the form of Exhibit A-2 to the FTX Intercreditor Agreement, to be executed by a wholly-owned Restricted Subsidiary of FTX and delivered to the Collateral Agent pursuant to Section 5.1(h), as such agreement may be amended and in effect from time to time.

	  "FTX Subsidiary Security Agreement" means a security agreement in the form of Exhibit B-2 to the FTX Intercreditor Agreement, to be executed by a wholly-owned Restricted Subsidiary of FTX and delivered to the Collateral Agent pursuant to Section 5.1(h), as such agreement may be amended and in effect from time to time.

	  "GAAP" has the meaning assigned to such term in
Section 1.2.

	  "Governmental Authority" means any United States or Indonesian Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

	  "Governmental Rule" means any statute, law, treaty, rule, code, ordinance, regulation, permit, certificate or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any court, arbitrator or other judicial or quasijudicial tribunal.

	  "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaran-teeing or having the economic effect of guaranteeing any Debt or obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any agreement to pay dividends or other distri-butions upon the stock of such other Person, or any obliga-tion of such other Person, direct or indirect, (i) to purchase (or advance or supply funds for the purchase of) any security for the payment of such Debt, obligation, dividend or distribution, (ii) to purchase property, securi-ties or services for the purpose of assuring the owner of such Debt or obligation or the holder of such stock of the payment of such Debt, obligation, dividend or distribution including, without limitation, any take-or-pay contract or agreement to buy a minimum amount or quantity of production or to provide an operating subsidy which, in each case, is utilized for a third party financing, or (iii) to maintain working capital, equity capital or any other financial statement condition of the primary obligor, so as to enable the primary obligor to pay such Debt, obligation, dividend or distribution; provided, however, that the term Guarantee shall not include any endorsement for collection or deposit in the ordinary course of business.

	  "Guarantor" has the meaning assigned to such term in the Introduction.

	  "HLT" means a transaction which the Agent, on the basis of any of (i) applicable law, (ii) the rules, regula-tions, interpretations, guidelines, statements of policy, published or unpublished, or directives of Federal or state bank regulatory authorities and (iii) practices prevailing in the market as to the interpretation or application of items referred to in (i) or (ii) above, classifies as a "highly leveraged transaction" or gives a similar or succes-sor classification.

	  "IMC" means IMC Fertilizer, Inc., a Delaware corporation.

	  "IMC-Agrico" means a general partnership whose partners will be FRP Partner, IMC Partner and IMC-Agrico MP, or such other entity which will have the rights and obligations of the Partnership as defined in and contemplated by the IMC-Agrico Contribution Agreement.

	  "IMC-Agrico Contribution Agreement" means the
Contribution Agreement dated as of April 5, 1993, between
FRP and IMC, as amended and in effect from time to time as permitted by Section 5.2(r).

	  "IMC-Agrico MP" means a corporation the equity interest in which will be owned by the FRP Partner and the IMC Partner, or such other entity (other than a direct or indirect subsidiary of IMC-Agrico) that shall have the rights and obligations of the Managing Partner as defined in and contemplated by the IMC-Agrico Contribution Agreement.

	  "IMC-Agrico Parent Agreement" means the Parent
Agreement to be entered into by and among IMC, FRP, FTX and IMC-Agrico, substantially in the form of Exhibit B to the IMC-Agrico Contribution Agreement, as amended and in effect from time to time as permitted by Section 5.2(r).

	  "IMC Partner" means a corporation that has the rights and obligations of IMC GPCo as defined in and contemplated by the IMC-Agrico Contribution Agreement.

	  "IMC-Agrico Partnership Agreement" means the
Partnership Agreement to be entered into by and among FRP Partner, IMC Partner and IMC-Agrico MP, substantially in the form of Exhibit A to the IMC-Agrico Contribution Agreement, as amended and in effect from time to time as permitted by
Section 5.2(r).

	  "IMC-Agrico Transfer" means the transfer by FRP to IMC-Agrico of certain assets related to the phosphate chemicals business, as described in the IMC-Agrico
Contribution Agreement.

	  "Indebtedness for Borrowed Money" means, for any Person, all Guarantees of such person plus all liabilities of such Person, other than Corporate Group Loans and Guarantees thereof, in respect of (a) money borrowed,
(b) notes, debentures, bonds or other obligations issued,
(c) obligations for deferred payment for property purchased having an original maturity greater than one year after the date of incurrence thereof and (d) Capitalized Lease
Obligations.

	  "Indocopper Shareholders Agreement" means the
Amended and Restated Shareholders Agreement dated as of November 12, 1992, by and among P.T. Indocopper Investama
Corporation, FCX, certain individuals and P.T. Bakrie
Investindo.

	  "Indonesian Taxes" means all present and future income, stamp and other taxes, levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever imposed, assessed, levied or collected by Indonesia or any political subdivision or taxing authority thereof or therein or any association or organization of which Indonesia may be a member (but excluding taxes or other similar governmental charges, fees or assessments imposed upon the net income of the Agent, the FI Trustee or any Bank which has its principal office in Indonesia or a branch office in Indonesia, unless the presence of such office is solely attributable to the enforcement of any rights hereunder or under any FI Security Document with respect to an Event of Default), together with interest thereon and penalties, fines and surcharges and other liabilities with respect thereto, if any, on or in respect of this Agreement, the Loans to FI, the FI Security Documents, the Assigned Agreements or the Corporate Group Notes of FI, the registration, recordation, notarization or other formalization of any thereof, and any payments of principal, interest, charges, fees or other amounts made on, under or in respect of any thereof.

	  "Interest Payment Date" means (i) as to any Reference Rate Loan, the next succeeding March 31, June 30, September 30 or December 31 (subject to Section 3.17), or if earlier, the Maturity Date, and (ii) as to any other Loan, the last day of the Interest Period applicable to such Loan (and, in the case of any Interest Period of more than three months' or 90 days' duration, the date that would be the last day of such Interest Period if such Interest Period were of three months' or 90 days' duration) and the date of any conversion or continuation of such Loan to a Loan of a different type.

	  "Interest Period" means (i) as to any LIBO Rate Loan, the period commencing on the date of such LIBO Rate Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months there-after, as FI may elect, (ii) as to any CD Rate Loan, a period of 30, 60, 90 or 180 days' duration, as FI may elect, commencing on the date of such CD Rate Loan and (iii) as to any Reference Rate Loan, the period commencing on the date of such Reference Rate Loan and ending on the earliest of
(x) the next succeeding March 31, June 30, September 30 or December 31, (y) the Maturity Date and (z) the date such Reference Rate Loan is converted to a Loan of another type or repaid or prepaid as permitted hereby; provided, however, that (1) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to LIBO Rate Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (2) no Interest Period may be selected with respect to a LIBO Rate Loan or a CD Rate Loan that would end later than a Reduction Date occurring after the making of such Loan if the aggregate outstanding principal amount of the Corporate Group Loans (after giving effect to all borrowings and payments of Corporate Group Loans made on the date of such Loan) having Interest Periods extending beyond such Reduction Date would otherwise exceed the aggregate amount of the Commitments as reduced on such Reduction Date,
(3) no Interest Period with respect to any Loan shall end later than the Maturity Date and (4) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

	  "KfW" means Kreditanstalt fur Wiederaufbau, a corporation organized under the public law of the Federal
Republic of Germany.

	  "KfW Credit Agreement" means a credit agreement between FI and KfW pursuant to terms approved in writing by the FTX Agent, as amended and in effect from time to time.

	  "LIBO Rate" means, with respect to any LIBO Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if not already a whole multiple of 1/100 of 1%, to the next higher 1/100 of 1%) equal to the arithme-tic average of the respective rates per annum at which dollar deposits approximately equal in principal amount to such LIBO Rate Loan and for a maturity equal to the applica-ble Interest Period are offered in immediately available funds to the London branches of the Reference Banks in the London Interbank Market for Eurodollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

	  "LIBO Rate Loan" means any Loan for which interest is determined, in accordance with the provisions hereof, at the Applicable LIBO Rate.

	  "LIBOR Office" means, for any Bank, the LIBOR Office set forth for such Bank on the signature pages hereof or as otherwise notified in writing to the Agent and FTX, unless such Bank shall designate a different LIBOR Office by notice in writing to the Agent and FTX.

	  "Lien" means with respect to any asset, (a) a mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities except for any purchase option, call or similar right under the Partnership Agreement as in effect on the Amendment Closing Date or as modified from time to time with the consent of the Required Banks and
(d) other encumbrances of any kind, including, without limitation, production payment obligations.

	  "Loan" means any loan made pursuant to
Section 3.2.

	  "Loan Documents" means the Amendment Agreement, the Corporate Group Facility, the Corporate Group Notes, the FTX Intercreditor Agreement, the Security Agreement, the Pledge Agreement, the FI Security Documents and all other agreements, certificates and instruments now or hereafter entered into in connection with any of the foregoing, in each case as amended and modified from time to time.

	  "Loan Exposure" means the aggregate amount of unpaid principal of all Loans made by the Banks.

	  "Long-Term Concentrate Sales Agreement" means any
Concentrate Sales Agreement with a term of at least one year.

	  "Major Subsidiary" means each of FI and FRP.

	  "Margin Stock" has the meaning assigned to such term in Regulation U of the Board, as the same is from time to time in effect.

	  "Maturity Date" means December 31, 1999, or, if earlier, the date of termination of the Commitments pursuant to the terms hereof.

	  "Memorandum of Understanding" means the Memorandum of Understanding dated as of December 27, 1991, between the Ministry of Mines and Energy of the Government of the Republic of Indonesia, and FI as amended, modified or supplemented and in effect from time to time.

	  "MS Factor" has the meaning assigned to such term in Section 2.1 of the FTX Credit Agreement.

	  "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which FTX or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

	  "Net Asset Value" means the present value assigned to an asset by FTX based on the assumptions utilized in the most recent engineering or other asset valuation report provided to each Borrowing Base Bank pursuant to
Section 5.1(g), as adjusted for FTX's net ownership interest and after coverage as provided in the most recent Borrowing Base Certificates, as certified by the Treasurer or another Financial Officer of FTX for purposes of Section 2.5 of the FTX Credit Agreement.

	  "Net Proceeds" means (i) the gross fair market value of the consideration or other amounts payable to or receivable by FTX, any Restricted Subsidiary and IMC-Agrico, in respect of any sales, transfers, distributions (other than cash dividends and dividends by FTX consisting of stock or units of the Subsidiaries) or other dispositions of assets or properties (including any capital or other equity interests owned, but excluding direct issuances of equity by FTX or a Restricted Subsidiary other than in the ordinary course of business, less (ii) the amount, if any, of all taxes (but including income taxes only to the extent such Person reasonably estimates that such income taxes will be paid on the date of the next income tax filing by such Person or such affiliate of such Person), and reasonable and customary fees, commissions, costs and other expenses (other than those payable to FTX, any Restricted Subsidiary, IMC or any affiliate of IMC) which are incurred in connection with such sales, transfers, distributions or other dispositions and are payable by the seller or the transferor of the assets or property to which such sales, transfers, distributions or other dispositions relate, but only to the extent not already deducted in arriving at the amount referred to in clause (i); provided, however, that with respect to IMC-Agrico, for purposes of Section 2.5 of the FTX Credit Agreement, only the FRP Share in excess of $25,000,000 shall be deemed to constitute Net Proceeds.
"FRP Share" means the Capital Interest of FRP Partner multiplied by the amount preceding this proviso.

	  "1992 Form 10-K" has the meaning assigned to such term in Section 4.1(e).

	  "Nonrestricted Subsidiary" means (i) any of the following: Bella Luna Incorporated, a Louisiana corporation, Eastern Mining Company Inc., a Delaware corporation, Freeport Copper Company, a Delaware corporation, Freeport-McMoRan Chile Inc., a Delaware corporation, Freeport-McMoRan Spain Incorporated, a Delaware corporation, Freeport-McMoRan Thaitex Company, a Delaware corporation, Freeport-Warim, Inc., a Delaware corporation, P.T. Indonesia Freeport Finance Company, an Indonesian corporation, Freeport Egyptian Sulphur Company, a Delaware corporation, Dill Holdings Incorporated, a Delaware corporation, Freeport International, Incorporated, a Dela-ware corporation, and Freeport Mining Company, a Delaware corporation, (ii) any Subsidiary of any Nonrestricted Subsidiary and (iii) any surviving corporation (other than FTX or a Restricted Subsidiary) into which any of such corporations referred to in clause (i) or (ii) is merged or consolidated, subject to Section 5.2(c) and (iv) any Subsidiary organized after the date of this Agreement for the purpose of acquiring the stock or assets of another Person or for start-up ventures or exploration programs or activities. By written notice to the Agent, FTX may
(x) declare any Nonrestricted Subsidiary to be a Restricted Subsidiary and such former Nonrestricted Subsidiary shall thereafter be deemed to be a Restricted Subsidiary for all purposes of this Agreement or (y) at any time other than when a Default or Event of Default has occurred and is continuing or the aggregate principal amount of the Corporate Group Loans exceeds the Available Borrowing Base, in any fiscal year, declare one or more Restricted Subsidiaries, the interest of FTX in all of which has an equity value or loan investment of less than $5,000,000 in the aggregate, to be a Nonrestricted Subsidiary and any such former Restricted Subsidiary shall thereafter be deemed to be a Nonrestricted Subsidiary for all purposes of this Agreement.

	  "Operating Lease" means any lease other than a lease giving rise to a Capitalized Lease Obligation.

	  "Original Execution Date" means October 27, 1989.

	  "Partnership Agreement" has the meaning assigned to such term in the FM Credit Agreement.

	  "PBGC" means the Pension Benefit Guaranty Corpora-tion referred to and defined in ERISA.

	  "Pel-Tex Agreements" means the Loan Agreement and related documents dated as of December 31, 1985, as amended and in effect from time to time, among FTX, as ultimate successor to FMP Operating Company (as purchaser), and Pel-
Tex Oil Company, Inc., Chenier Oil Company, Inc., Burke and
Pel-Tex Oil Company, Inc., doing business as Burmont
Company, Earl P. Burke, Jr., and Fay Stouder Burke (as sellers).

	  "Pel-Tex Bank Agreement" means the Credit
Agreement dated as of December 31, 1985, among the Burke
Parties, the banks named therein and Hibernia National Bank, as agent for such banks, as the same may be amended and in effect from time to time.

	  "Pel-Tex Lenders" means, collectively, Burke Oil
Company (formerly, Pel-Tex Oil Company, Inc.), Chenier Oil
Company, Inc., Burke and Pel-Tex Oil Company, Inc., doing business as Burmont Company, Earl P. Burke, Jr., and Fay
Stouder Burke (collectively, the "Burke Parties") and the banks party to the Pel-Tex Bank Agreement.

	  "Permitted Investments" means (a) certificates of deposit of, or other bank accounts with, banks (or with their branches) having a short-term deposit rating issued by Moody's Investors Services, Inc., of P-1; (b) investments in readily marketable money market funds having assets in excess of one billion dollars, which assets have an average life of less than one year and an average quality of at least "A" as rated by Standard & Poor's Corporation or Moody's Investors Services, Inc.; and (c) commercial paper rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Services, Inc.

	  "Permitted Secured Swap" means any interest rate protection agreement or commodities price protection agreement between FTX, FI or FRP and any Bank that shall be ratably secured pursuant to this Agreement, the FTX Intercreditor Agreement, an intercreditor agreement relating to the assets of FI subject to the FI Security Documents and, in the case of any such interest rate or commodities price protection agreement with FI, the FI Security Documents.

	  "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated associa-tion, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

	  "Plan" means any pension plan (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA and which is maintained for employees of FTX or any ERISA Affiliate.

	  "Pledge Agreement" means, collectively, the FTX
Pledge Agreement and any FTX Subsidiary Pledge Agreement.

	  "Power Facilities Transfer" means, collectively, each transfer by FI of electric power generation and transmission facilities with arrangements providing for the continued supply of electric power to the FI Project, all on terms and conditions approved by the Agent.

	  "Preferred Stock" has the meaning assigned to such term in Section 5.2(q).

	  "Promissory Notes" means the promissory notes of FI referred to in Section 3.5.

	  "Reduction Date" has the meaning assigned to such term in Section 3.8(b).

	  "Reference Banks" means Chemical Bank, ABN Amro
Bank, N.V., and National Westminster bank, PLC.

	  "Reference Rate Loan" means any Loan for which interest is determined, in accordance with the provisions hereof, at the Applicable Reference Rate.

	  "Reportable Event" means any "reportable event" as defined in Section 4043(b) of ERISA or the regulations issued thereunder.

	  "Required Banks" means at any time Banks having
Commitments representing at least 66-2/3% of the aggregate
Commitments hereunder.

	  "Required Borrowing Base Banks" has the meaning assigned to such term in Article I of the FTX Credit
Agreement.

	  "Responsible Officer" of any corporation means any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsi-ble for the administration of the obligations of such corpo-ration in respect of this Agreement.

	  "Restricted Subsidiary" means FRP, FCX, FI, FRP
Partner, FRP GPCo, FCC and any other Subsidiary that is not a Nonrestricted Subsidiary.

	  "Sales Proceeds Account" has the meaning assigned to such term in the FI Trust Agreement.

	  "Scheduled Principal Payments" for any period and for any Person means the aggregate principal amount of all Loans repaid pursuant to Section 3.10(b) by virtue of
Section 3.8(b) in such period, (ii) the aggregate principal amount of all FTX Credit Agreement Loans repaid pursuant to
Section 3.10(b) by virtue of Section 3.8(b) of the FTX
Credit Agreement in such period, plus (iii) scheduled principal payments on all Debt.

	  "SEC" means the Securities and Exchange Commis-sion.

	  "Security Agreement" means, collectively, the FTX
Security Agreement and any FTX Subsidiary Security
Agreement.

	  "Shared Collateral" has the meaning assigned such terms in the FTX Intercreditor Agreement.

	  "Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggre-gate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemen-tal reserves) expressed as a decimal established by the Board and any other banking authority to which any Bank is subject (a) with respect to the Adjusted CD Rate, for new negotiable time deposits in Dollars of over $100,000 with maturities approximately equal to the applicable Interest Period and (b) with respect to the LIBO Rate, for Eurocur-rency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

	  "Subordination Provisions" means the form of subordination provisions attached hereto as Exhibit A.

	  "Subsidiary" means as to any Person, any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more other Subsidiaries of such Person and any partnership (other than joint ventures for which the intention under the applicable agreements, including operating agreements, if any, is that such joint ventures be partnerships solely for purposes of the Code) in which such Person or a Subsidiary of such Person is a general partner; provided that unless otherwise specified, "Subsidiary" means a Subsidiary of FTX and provided, further, that FM Properties, FM Corporation and IMC-Agrico shall not at any time be Subsidiaries for any purposes of this Agreement.

	  "Surat Kuasa" means the Surat Kuasa (Power of
Attorney) dated December 30, 1991, as amended by the First
Amendment thereto dated the Amendment Closing Date, granted by FI to the FI Trustee, as the same may be further amended and in effect from time to time.

	  "Termination Event" means any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan.

	  "Total Commitment" means the sum of all the then effective Commitments.

	  "Transfer Effective Date" has the meaning assigned to such term in each Commitment Transfer Supplement.

	  "Transferee" means any Participant or Purchasing
Bank, as such terms are defined in Section 10.3.

	  "Unused Net Commitment Amount" means the amount of the FTX Credit Agreement Total Commitment less the Corporate
Group Loan Exposure.

	  "Wholly-Owned Restricted Subsidiary" means any
Subsidiary all of the stock of which is at the time owned by FTX, FRP and/or one or more other Wholly-Owned Restricted
Subsidiaries of either of them.

	  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

	  SECTION 1.2. Accounting Terms. Except as other-wise herein specifically provided, each accounting term used herein shall have the meaning given it under United States generally accepted accounting principles in effect from time to time (with such changes thereto as are approved or concurred in from time to time by FTX's independent public accountants, as applicable) applied on a basis consistent with those used in preparing the financial statements referred to in Section 5.1(a) ("GAAP"); provided, however, that each reference in Section 5.2 hereof, or in the definition of any term used in Section 5.2 hereof, to GAAP shall mean generally accepted accounting principles as in effect on the Amendment Closing Date and as applied by FTX in preparing the financial statements referred to in
Section 4.1(e).

	  SECTION 1.3.  Section, Article, Exhibit and
Schedule References.  Unless otherwise stated, Section,
Article, Exhibit and Schedule references made herein are to Sections, Articles, Exhibits or Schedules, as the case may be, of this Agreement.


			 ARTICLE II

		 (Intentionally left blank.)


			 ARTICLE III

			  The Loans

	  SECTION 3.1.  (Intentionally left blank.)

	  SECTION 3.2. Revolving Credit Facility. Upon the terms and subject to the conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make Loans to FI, at any time and from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding not to exceed such Bank's Applicable Percentage of the Unused Net Commitment Amount on the Borrowing Date for such Loan. Within the foregoing limits, FI may borrow, repay and reborrow, prior to the Maturity Date, all or any portion of the Commitments hereunder, subject to the terms, provisions and limitations set forth herein; provided, however, that no borrowing shall be made hereunder if (i) after giving effect thereto the principal amount outstanding of the Loans of any Bank would exceed the Commitment of such Bank or (ii) except for continuations or conversions of existing Loans during any applicable 90-day period referred to in Section 2.4 of the FTX Credit Agreement without increase in the principal amount of such Loans, the aggregate principal amount of all the Corporate Group Loans would exceed the lesser of (x) the then current Available Borrowing Base or (y) the then current FTX Credit Agreement Total Commitment.

	  SECTION 3.3.  Loans.  (a)  The Loans made by the
Banks to FI on any one date shall be in a minimum aggregate principal amount of $5,000,000 and an integral multiple of $1,000,000. The first Loan by each Bank to FI made after the Amendment Closing Date shall be made against delivery to such Bank of an appropriate Promissory Note, payable to the order of such Bank in the amount of its Commitment, executed by FI, as referred to in Section 3.5.

     (b) Each Loan shall be either a Reference Rate Loan, a CD Rate Loan or a LIBO Rate Loan as FI may request pursuant to
Section 3.4. Subject to the provisions of Sections 3.4 and 3.11, Loans of more than one type may be outstanding at the same time.

     (c)  Each Bank shall make its portion, as determined under
Section 3.15, of each Loan hereunder on the proposed date thereof by paying the amount required to the Agent in New York, New York in immediately available funds not later than 2:00 p.m., New York City time, and the Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of FI with the Agent or, if Loans shall not be made on such date because any condition precedent to a borrowing herein specified is not met, return the amounts so received to the respective Banks. Unless the Agent shall have received notice from a Bank prior to the date of any Loan that such Bank will not make available to the Agent such Bank's portion of such Loan, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Loan in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to FI on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Agent, such Bank and FI severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Agent at the interest rate applicable at such time to such Loan. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank's Loan for purposes of this Agreement.

     SECTION 3.4.  Notice of Loans.  (a)  FI shall give the
Agent irrevocable telephonic (promptly confirmed in writing), written, telecopy or telex notice in the form of Exhibit B with respect to each Loan (i) in the case of a LIBO Rate Loan, not later than 10:30 a.m., New York City time, three Business Days before a proposed borrowing, (ii) in the case of a CD Rate Loan, not later than 10:30 a.m., New York City time, one Business Day before a proposed borrowing, and (iii) in the case of a Reference Rate Loan, not later than 10:30 a.m., New York City time, on the date of a proposed borrowing. Such notice shall be irrevocable (except that in the case of a LIBO Rate Loan, FI may, subject to Section 3.14, revoke such notice by giving written or telex notice thereof to the Agent not later than 10:30 a.m., New York City time, two Business Days before such proposed borrowing) and shall in each case refer to this Agreement and specify (1) whether the Loan then being requested is to be a Reference Rate Loan, CD Rate Loan or LIBO Rate Loan, (2) the date of such Loan (which shall be a Business Day) and amount thereof, and
(3) if such Loan is to be a CD Rate Loan or LIBO Rate Loan, the Interest Period or Interest Periods with respect thereto. If no election as to the type of Loan is specified in any such notice by FI, such Loan shall be a Reference Rate Loan. If no Interest Period with respect to any CD Rate Loan or LIBO Rate Loan is specified in any such notice by FI, then (x) in the case of a CD Rate Loan, FI shall be deemed to have selected an Interest Period of 30 days' duration and (y) in the case of a LIBO Rate Loan, FI shall be deemed to have selected an Interest Period of one month's duration. The Agent shall promptly advise the other Banks of any notice given by FI pursuant to this Section 3.4(a) and of each Bank's portion of the requested Loan.

	  (b) FI may continue or convert all or any part of any Loan with a Loan of the same or a different type in accordance with Section 3.11 and subject to the limitations set forth therein.

	  (c) Notwithstanding any provision to the contrary in this Agreement, FI shall not in any notice of borrowing under this Section 3.4 request any CD Rate Loan or LIBO Rate Loan which, if made, would result in more than 20 separate CD Rate Loans and LIBO Rate Loans of any Bank and CD Rate Loans and LIBO Rate Loans (each as defined in the FTX Credit Agreement) of any FTX Lender being outstanding under the Corporate Group Facility at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

	  SECTION 3.5. Promissory Notes. (a) The Loans made by each Bank to FI shall be evidenced by a Promissory Note duly executed on behalf of FI, dated the Original Execution Date, in substantially the form attached hereto as Exhibit C, payable to such Bank in a principal amount equal to its Commitment on such date. The outstanding principal balance of each Loan, as evidenced by such Promissory Note, shall be payable on the Maturity Date. Each Note shall bear interest from its date on the outstanding principal balance thereof, as provided in Section 3.6.

	  (b) Each Bank, or the Agent on its behalf, shall, and is hereby authorized by FI to, endorse on the schedule attached to the Promissory Note delivered by FI to such Bank (or on a continuation of such schedule attached to such Promissory Note and made a part thereof), or otherwise record in such Bank's internal records, an appropriate notation evidencing the date and amount of each Loan from such Bank to FI, as well as the date and amount of each payment and prepayment with respect thereto; provided, however, that the failure of any Bank or the Agent to make such a notation or any error in such a notation shall not affect the obligation of FI under such Promissory Note.

	  SECTION 3.6.  Interest on Loans.  (a)  Subject to
the provisions of Section 3.9, each Reference Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be), equal to the Applicable Reference Rate. Interest on each Reference Rate
Loan shall be payable on the applicable Interest Payment
Date.

	  (b) Subject to the provisions of Section 3.9, each CD Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Applicable CD Rate for the Interest Period in effect for such Loan. Interest on each CD Rate Loan shall be payable on each applicable Interest Payment Date. The Applicable CD Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. The Agent shall promptly advise FI and each Bank of such determination.

	  (c) Subject to the provisions of Section 3.9, each Loan which is a LIBO Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Applicable LIBO Rate for the Interest Period in effect for such Loan. Interest on each such LIBO Rate Loan shall be payable on each applicable Interest Payment Date. The Applicable LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. The Agent shall promptly advise FI and each Bank of such determination.

	  (d) If the Applicable Margins for Loans change pursuant to Schedule II-1 or II-2 as a result of a change in the Cash Flow Ratio, such change shall become effective on the first day of the third month after the last day of the fiscal quarter with respect to which such Cash Flow Ratio was calculated and shall continue in effect until the first day of the third month after the last day of the next succeeding fiscal quarter for which a change in the Cash Flow Ratio would require a different Applicable Margin for Loans pursuant to Schedule II-1 or II-2.

	  SECTION 3.7. Fees. (a) On the last Business Day of each March, June, September and December, and on the Maturity Date, FI shall pay each Bank, through the Agent, a commitment fee (a "Commitment Fee") from and including the Original Execution Date through and including the Maturity Date on (i) with respect to any quarter (or shorter period commencing with the Original Execution Date or ending on the date immediately preceding the Amendment Closing Date) prior to the Amendment Closing Date, the average daily unused amount of such Bank's Commitment (as defined in and calculated in accordance with this Agreement as in effect prior to the Amendment Closing Date), if any, equal to 1/4 of 1% per annum and (ii) with respect to any quarter after the Amendment Closing Date, the amount set forth in and pursuant to (and not in duplication of) Section 3.7(a) of the FTX Credit Agreement.

	  (b)  (Intentionally left blank.)

	  (c) All Commitment Fees under this Section 3.7 shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.
The Commitment Fees due to each Bank shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Bank pursuant to Section 3.8.

	  (d) On the Amendment Closing Date FTX will also pay to each Bank a participation fee (a "Participation Fee") as set forth on Schedule IV to the FTX Credit Agreement, such fee to be paid pursuant to Section 3.7(d) of the FTX Credit Agreement and not in duplication of such fee.

	  (e) FTX agrees to pay to the Agent, for its own account pursuant hereto and to the FTX Credit Agreement, on May 15th of each year, an agency fee (the "Agency Fee") as agreed between FTX and the Agent.

	  SECTION 3.8. Maturity and Reduction of Commit-ments. (a) Upon at least five days' prior written or telex notice to the Agent, FI may without penalty at any time in whole permanently terminate, or from time to time perma-nently reduce, the Total Commitment, ratably among the Banks in accordance with the amounts of their respective Commit-ments; provided, however, that each partial reduction of the Commitment Amount shall be in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, that the Total Commitment may not be reduced to an amount which is less than the lesser of (i) the aggregate principal amount of all Loans outstanding after such reduction and (ii) the amount of the FTX Credit Agreement Total Commitment on such date.

	  (b) The Total Commitment shall be permanently reduced on the Conversion Date to the aggregate principal amount of the Loans outstanding on such date (after giving effect to any Loans made on such date). Thereafter, the Total Commitment shall be reduced on the last Business Day of March, June, September and December in each year (each a "Reduction Date"), commencing on September 30, 1996, by
14 consecutive reductions, each in an amount equal to the lesser of (i) 1/14th of the Total Commitment as in effect on the Conversion Date after reduction as aforesaid and
(ii) the Total Commitment on such Reduction Date.

	  (c)  (Intentionally left blank.)

	  (d)  (Intentionally left blank.)

	  (e) On the Maturity Date the Commitments shall terminate and any outstanding Loans shall be due and payable in full.

	  SECTION 3.9.  Interest on Overdue Amounts; Alter-
native Rate of Interest. (a) If FI shall default in the payment of the principal of or interest on any Corporate
Group Loan or any other amount becoming due hereunder or under the FTX Credit Agreement), by acceleration or otherwise, FI shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to the date of actual payment (after as well as before judgment):

	  (i) in the case of the payment of principal of or interest on a CD Rate Loan or LIBO Rate Loan, at a rate 2% above the rate which would otherwise be payable under Section 3.6(b) or (c), as the case may be, until the scheduled maturity date with respect thereto and thereafter as provided in clause (ii) below; and

	  (ii) in the case of the payment of principal of or interest on a Reference Rate Loan or any other amount payable hereunder (other than principal of or interest on any CD Rate Loan or LIBO Rate Loan to the extent referred to in clause (i) above), at a rate 2% above the Applicable Reference Rate.

	  (b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBO Rate Loan the Agent shall have determined (which determination shall be conclusive and binding upon FI absent manifest error) that (i) dollar deposits in the requested principal amount of such LIBO Rate Loan are not generally available in the London Interbank Market, (ii) the rate at which dollar deposits are being offered will not adequately and fairly reflect the cost to any Bank of making or maintaining the principal amount of such LIBO Rate Loan during such Interest Period or
(iii) reasonable means do not exist for ascertaining the Applicable LIBO Rate, the Agent shall as soon as practicable thereafter give written or telex notice of such determination to FI and the other Banks, and any request by FI for the making, continuation or conversion of a LIBO Rate Loan pursuant to Section 3.4 or 3.11 shall, until the Agent shall have advised FI and the Banks that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan: provided, however, that if the Agent makes the determination specified in (ii) above, at the option of FI such request shall be deemed to be a request for a Reference Rate Loan only from such Bank referred to in (ii) above; provided further, however, that such option shall not be available to FI if the Agent makes the determination specified in (ii) above with respect to three or more Banks. Each determination of the Agent hereunder shall be conclusive absent manifest error.

	  (c) In the event, and on each occasion, that on or before the day on which the Adjusted CD Rate for a CD Rate Loan is to be determined, the Agent shall have determined (which determination shall be conclusive and binding upon FI absent manifest error) that (i) the Adjusted CD Rate for such Loan cannot be ascertained for any reason, including, without limitation, the inability or failure of the Agent to obtain sufficient bids in accordance with the terms of the definition of Base CD Rate, or (ii) that the Adjusted CD Rate for such CD Rate Loan will not adequately and fairly reflect the cost to any Bank of making or maintaining the principal amount of such CD Rate Loan during such Interest Period, the Agent shall, as soon as practicable thereafter, give written or telex notice of such determination to FI and the other Banks, and any request by FI for the making, continuation or conversion of a CD Rate Loan pursuant to Section 3.4 or 3.11 shall, until the Agent shall have advised FI and the Banks that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan; provided, however, that if the Agent makes the determination specified in (ii) above, at the option of FI such request shall be deemed to be a request for a Reference Rate Loan only from such Bank referred to in (ii) above; provided further, however, that such option shall not be available to FI if the Agent makes the determination specified in (ii) above with respect to three or more Banks. Each determination by the Agent hereunder shall be conclusive absent manifest error.

	  SECTION 3.10. Prepayment of Loans. (a) FI shall have the right at any time and from time to time to prepay any Loan, in whole or in part, subject to the requirements of Section 3.14 but otherwise without premium or penalty, upon prior written or telex notice to the Agent by 10:30 a.m., New York City time, on the date of such prepayment; provided, however, that each such partial prepayment shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000.

	  (b) FI shall from time to time pay or prepay so much of the Loans as shall be necessary in order that
(i) the aggregate principal amount of the Corporate Group Loans (after giving effect to any other prepayment of Corporate Group Loans on such date) outstanding will not exceed the FTX Credit Agreement Total Commitment then in effect and (ii) the aggregate principal amount of the Loans (after giving effect to any other prepayment of Loans on such date) outstanding will not exceed the Total Commitment then in effect. All prepayments under this Section shall be subject to Section 3.14.

	  (c) Not later than 90 days after each reduction in the amount of the Borrowing Base as a result of any redetermination of the Borrowing Base Factors pursuant to
Article II of the FTX Credit Agreement, FI shall prepay the outstanding Loans in such amount as may be necessary so that the aggregate principal amount of the outstanding Corporate Group Loans (after giving effect to any other prepayment of Corporate Group Loans on such date) does not exceed the Available Borrowing Base after giving effect to such reduction; provided, however, that if such reduction in the Borrowing Base is a result of any sales, transfers, distributions, or other dispositions of assets or properties (including, without limitation, shares of any capital stock or other equity interests of any Restricted Subsidiary) other than in the ordinary course of business, such 90-day grace period will not apply with respect to the required mandatory prepayment. During any such applicable 90-day period, continuations or conversions of Loans in accordance with Section 3.11 are permitted; provided that the Interest Periods for such continued or converted borrowings do not extend beyond such 90-day period unless the condition requiring prepayments pursuant to this Section 3.10(c) shall no longer exist. Any prepayment of any CD Rate Loan or LIBO Rate Loan pursuant to this Section 3.10(c) shall be subject to Section 3.14.

	  (d) Each notice of prepayment delivered pursuant to paragraph (a) above shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable and shall commit FI to prepay such Loan by the amount stated therein on the date stated therein. All prepayments shall be applied first to Reference Rate Loans and then to other Loans and shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Any amounts prepaid may be reborrowed to the extent permitted by the terms of this Agreement.

	  (e) The Loans of FI shall be paid or prepaid pursuant to Section 5.1(i).

	  SECTION 3.11.  Continuation and Conversion of
Loans. FI shall have the right, subject to the provisions of Section 3.9, (i) on three Business Days' prior irrevocable notice by FI to the Agent, to continue or convert any type of Loans with LIBO Rate Loans, (ii) on one
Business Day's prior irrevocable notice by FI to the Agent, to continue or convert any type of Loans with CD Rate Loans or (iii) with irrevocable notice by FI to the Agent by 10:30 a.m. on the date of such proposed continuation or conversion, to continue or convert any type of Loans with Reference Rate Loans, in each case subject to the following further conditions:

	  (a) each continuation or conversion shall be made pro rata as to each type of Loan of FI to be continued or converted among the Banks in accordance with the respective amounts of their Commitments and the notice given to the Agent by FI shall specify the aggregate amount of Loans to be continued or converted;

	  (b) in the case of a continuation or conversion of less than all Loans of FI, the Loans continued or converted shall be in a minimum aggregate principal amount of $5,000,000 and an integral multiple of $1,000,000;

	  (c) accrued interest on each Loan (or portion thereof) being continued or converted shall be paid by FI at the time of continuation or conversion;

	  (d) the Interest Period with respect to any Loan made in respect of a continuation or conversion thereof shall commence on the date of the continuation or conversion;

	  (e) any portion of a Loan maturing or required to be prepaid in less than 30 days may not be continued or converted with a CD Rate Loan and any portion of a Loan maturing or required to be prepaid in less than one month may not be continued or converted with a LIBO Rate Loan;

	  (f) a CD Rate Loan or a LIBO Rate Loan may be continued or converted on the last day of the applicable Interest Period and, subject to
     Section 3.14, on any other day;

	  (g) no Loan (or portion thereof) may be continued or converted into a CD Rate Loan or LIBO Rate Loan if, after such continuation or conversion, an aggregate of more than 20 separate CD Rate Loans and LIBO Rate Loans of any Bank and CD Rate Loans and LIBO Rate Loans (each as defined in the FTX Credit Agreement) of any FTX Lender would be outstanding under the Corporate Group Facility determined as set forth in Section 3.4(c);

	  (h) no Loan shall be continued or converted if such Loan by any Bank would be greater than the amount by which its Commitment exceeds the amount of its other Loans at the time outstanding or if such Loan would not comply with the other provisions of this Agreement, including clause (ii) of the proviso to Section 3.2; and

	  (i) any portion of a LIBO Rate Loan or CD Rate
     Loan which cannot be converted into or continued as a LIBO Loan or CD Rate Loan by reason of (e) and (g) above shall be automatically converted at the end of the Interest Period in effect for such Loan into a Reference Rate Loan.

The Agent shall communicate the information contained in each irrevocable notice delivered by FI pursuant to this
Section 3.11 to the other Banks promptly after its receipt of the same.

	  The Interest Period applicable to any CD Rate Loan or LIBO Rate Loan resulting from a continuation or conversion shall be specified by FI in the irrevocable notice of continuation or conversion delivered pursuant to this Section; provided, however, that if no such Interest Period shall be specified, FI shall be deemed to have selected an Interest Period in the case of a CD Rate Loan of 30 days' duration, and in the case of a LIBO Rate Loan of one month's duration.

	  For purposes of this Section 3.11, notice received by the Agent from FI after 10:30 a.m., New York time, in the case of a request for a LIBO Rate Loan or a CD Rate Loan, or 2:00 p.m., New York time, in the case of a request for a Reference Rate Loan, on a Business Day shall be deemed to be received on the immediately succeeding Business Day.

	  SECTION 3.12. Reserve Requirements; Change in Circumstances. (a) FI shall pay to each Bank on the last day of each Interest Period for any LIBO Rate Loan so long as such Bank may be required to maintain reserves against Eurocurrency Liabilities (as defined in Regulation D of the Board) (or so long as such Bank may be required to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any LIBO Rate Loan) an additional amount (determined by such Bank and notified to FI), equal to the product of the following for each affected LIBO Rate Loan for each day during such Interest
Period:

	  (i) the principal amount of such affected LIBO
     Rate Loan outstanding on such day; and

	  (ii) the remainder of (x) the product of Statutory
     Reserves on such date times the Applicable LIBO Rate on such day minus (y) the Applicable LIBO Rate on such day; and

	  (iii) 1/360.

Each Bank shall separately bill FI directly for all amounts claimed pursuant to this Section 3.12(a).

	  (b) Notwithstanding any other provision herein, if after the Amendment Closing Date any change in condition or applicable law or regulation or in the interpretation or administration thereof (whether or not having the force of law and including, without limitation, Regulation D of the Board) by any authority charged with the administration or interpretation thereof shall occur which shall:

	  (i) subject any Bank (which shall for the purpose of this Section include any assignee or lending office of any Bank) to any tax with respect to any amount paid or to be paid by any Bank with respect to its LIBO Rate Loans or CD Rate Loans (other than any franchise tax or tax or other similar governmental charges, fees or assessments based on the overall net income of such Bank by the U.S. Federal government or by any jurisdiction in which such Bank maintains an office, unless the presence of such office is solely attributable to the enforcement of any rights hereunder or under any FI Security Document with respect to an Event of Default);

	  (ii) change the basis of taxation of payments to any Bank of principal of or interest on its LIBO Rate Loans or CD Rate Loans or other fees and amounts payable hereunder, or any combination of the foregoing (other than any franchise tax or tax or other similar governmental charges, fees or assessments based on the overall net income of any Bank by the U.S. Federal government or by any jurisdiction in which such Bank maintains an office unless the presence of such office is solely attributable to the enforcement of any rights hereunder or under any FI Security Document with respect to an Event of Default);

	  (iii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with, for the account of or credit extended by any Bank (except any such reserve require-ment which is reflected in the Adjusted CD Rate);

	  (iv) impose on any such Bank or the London
     Interbank Market any other condition affecting this Agreement or LIBO Rate Loans or CD Rate Loans made by such Bank; or

	  (v) impose upon any Bank any other condition with respect to any amount paid or to be paid by any Bank with respect to its LIBO Rate Loans or CD Rate Loans or this Agreement;

and the result of any of the foregoing shall be to increase the cost to any Bank of making or maintaining its LIBO Rate Loans or CD Rate Loans or Commitment hereunder, or to reduce the amount of any sum (whether of principal, interest or otherwise) received or receivable by such Bank or to require such Bank to make any payment, in respect of any such Loan, in each case by or in an amount which such Bank in its sole judgment shall deem material, then FI shall pay to such Bank such an amount or amounts as will compensate the Bank for such additional cost, reduction or payment.

	  (c) If any Bank shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted after the Amendment Closing Date pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the Amendment Closing Date of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing enacted after the Amendment Closing Date or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank's holding company with any request or directive enacted after the Amendment Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of its obligations here-under to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time FI shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

	  (d) If and on each occasion that a Bank makes a demand for compensation pursuant to paragraph (a), (b) or
(c) above, or under Section 3.18 (it being understood that a Bank may be reimbursed for any specific amount under only one such paragraph or Section), FI may, upon at least three Business Days' prior irrevocable written or telex notice to each of such Bank and the Agent, in whole permanently replace the Commitment of such Bank; provided that such notice must be given not later than the 30th day following the date of a demand for compensation made by such Bank; and provided that FI shall replace such Commitment with the commitment of a commercial bank satisfactory to the Agent. Such notice from FI shall specify an effective date for the termination of such Bank's Commitment which date shall not be later than the tenth day after the date such notice is given. On the effective date of any termination of such Bank's Commitment pursuant to this clause (d), FI shall pay to the Agent for the account of such Bank (A) any Commitment Fees on the amount of such Bank's Commitment so terminated accrued to the date of such termination, (B) the principal amount of any outstanding Loans held by such Bank plus accrued interest on such principal amount to the date of such termination and (C) the amount or amounts requested by such Bank pursuant to clause (a), (b) or (c) above or
Section 3.18, as applicable. FI will remain liable to such terminated Bank for any loss or expense that such Bank may sustain or incur as a consequence of such Bank's making any LIBO Rate Loan or CD Rate Loan or any part thereof or the accrual of any interest on any such Loan in accordance with the provisions of this clause (d) as set forth in
Section 3.14. Upon the effective date of termination of any Bank's Commitment pursuant to this clause (d), such Bank shall cease to be a "Bank" hereunder; provided that no such termination of any such Bank's Commitment shall affect
(i) any liability or obligation of FI or any other Bank to such terminated Bank which accrued on or prior to the date of such termination or (ii) such terminated Bank's rights hereunder in respect of any such liability or obligation.

	  (e) A certificate of each Bank setting forth such amount or amounts as shall be necessary to compensate such Bank as specified in paragraph (a), (b) or (c) above, as the case may be, shall be delivered as soon as practicable to FI, and in any event within 90 days of the change giving rise to such amount or amounts, and shall be conclusive absent manifest error. FI shall pay each Bank the amount shown as due on any such certificate within 15 days after its receipt of the same. In preparing such a certificate, each Bank may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable.

	  (f) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital within the 90 days required pursuant to clause (e) above shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital for any period after the date that is 90 days prior to the date of the delivery of demand for compensation. The protection of this Section shall be available to each Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have occurred or been imposed. FI shall not be required to make any additional payment to any Bank pursuant to Section 3.12 (a) or (b) in respect of any such cost, reduction or payment that could be avoided by such Bank in the exercise of reasonable diligence, including a change in the lending office of such Bank if possible without material cost to such Bank. Each Bank agrees that it will promptly notify FI and the Agent of any event of which the responsible account officer shall have knowledge which would entitle such Bank to any additional payment pursuant to this Section 3.12. FI agrees to furnish promptly to the Agent official receipts evidencing any withholding or deduction of any tax.

	  SECTION 3.13. Change in Legality. (a) Not-withstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any LIBO Rate Loan or to give effect to its obligations as contemplated hereby, then, by written notice to FI and to the Agent, such Bank may:

	  (i) declare that LIBO Rate Loans will not thereafter be made by such Bank hereunder, whereupon FI shall be prohibited from requesting LIBO Rate Loans from such Bank hereunder unless such declaration is subsequently withdrawn; and

	  (ii) require that all outstanding LIBO Rate Loans made by it be converted to Reference Rate Loans, in which event (A) all such LIBO Rate Loans shall be automati-cally converted to Reference Rate Loans as of the effective date of such notice as provided in paragraph (b) below,
     (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBO Rate Loans shall instead be applied to repay the Reference Rate Loans resulting from the conversion of such LIBO Rate Loans and (C) the Reference Rate Loans resulting from the conversion of such LIBO Rate Loans shall be prepayable only at the times the converted LIBO Rate Loans would have been prepayable, notwithstanding the provisions of Section 3.10.

	  (b) For purposes of Section 3.13(a), a notice to FI by any Bank shall be effective on the date of receipt by FTX.

	  SECTION 3.14. Indemnity. FI shall indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any failure by FI to fulfill on any Borrowing Date the applicable conditions set forth in
Article VI, any failure by FI to borrow hereunder or to convert or continue any Loan hereunder after irrevocable notice of borrowing, continuation or conversion pursuant to
Section 3.4 or 3.11 has been given, any payment, prepayment (except for any prepayment excluded by the terms of Section 5.1(i)) or conversion of a CD Rate Loan or LIBO Rate Loan to FI required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period (whether by reason of voluntary prepayment, mandatory prepayment or otherwise), any default in payment or prepayment of the principal amount of any CD Rate Loan or LIBO Rate Loan to FI or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise, including the occurrence of any Event of Default), including, but not limited to, any loss or reason-able expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a CD Rate Loan or LIBO Rate Loan. Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as reasonably determined by each affected Bank of (i) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not bor-rowed, continued or converted (based on the Absolute Rate, Adjusted CD Rate or the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow, continue or convert to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, continue or convert, the Interest Period for such Loan which would have commenced on the date of such failure to borrow continue or convert) over
(ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid or converted or not borrowed, continued or converted by making a Loan of the same type in such principal amount and with a maturity comparable to such period. A certificate of any Bank setting forth any amount or amounts which such Bank is entitled to receive pursuant to this Section shall be delivered to FI and shall be conclusive absent manifest error.

	  SECTION 3.15. Pro Rata Treatment. Except as permitted under any of Sections 3.9(b) or (c), 3.12, 3.13, 3.14, 3.18, 3.19 or 10.17, each borrowing under each type of Loan, each payment or prepayment of principal of the Promissory Notes, each payment of interest on the Promissory Notes, each other reduction of the principal or interest outstanding under the Promissory Notes, however achieved, including by setoff by any person, each payment of the Commitment Fees, each reduction of the Commitments and each continuation or conversion of Loans shall be made pro rata among the Banks in the proportions that their respective Commitments bear to the Total Commitment. Each Bank agrees that in computing such Bank's portion of any borrowing to be made hereunder, the Agent may, in its discretion, round each Bank's percentage of such borrowing to the next higher or lower whole dollar amount.

	  SECTION 3.16. Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against FI or either Guarantor, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law (including any Indonesian law) or otherwise, obtain payment (voluntary or involuntary) in respect of any Promissory Note held by it as a result of which the unpaid principal portion of the Promissory Notes held by it shall be proportionately less than the unpaid principal portion of the Promissory Notes held by any other Bank, it shall be deemed to have simultaneously purchased from such other Bank at face value a participation in the Promissory Notes held by such other Bank, so that the aggregate unpaid principal amount of the Promissory Notes and participations in Promissory Notes held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Promissory Notes then outstanding as the principal amount of the Promissory Notes held by it prior to such exercise of banker's lien, setoff or counter-claim was to the principal amount of all Promissory Notes outstanding prior to such exercise of banker's lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. FI and each Guarantor expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Promissory Note deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing hereunder by FI or such Guarantors to such Bank as fully as if such Bank had made a Loan directly to FI in the amount of such participation.

	  SECTION 3.17. Payments. (a) Except as otherwise provided in this Agreement, all payments and prepayments to be made by FI or either Guarantor to the Banks hereunder, whether on account of Commitment Fees, payment of principal or interest on the Promissory Notes or other amounts at any time owing hereunder, shall be made to the Agent at its Domestic Office for the account of the several Banks in immediately available funds. All such payments shall be made to the Agent as aforesaid not later than 10:30 a.m., New York City time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day.

	  (b) As promptly as possible, but no later than 2:00 p.m., New York City time, on the date of each borrow-ing, each Bank participating in the Loans made on such date shall pay to the Agent such Bank's Applicable Percentage of such Loan plus, if such payment is received by the Agent after 2:00 p.m., New York City time, on the date of such borrowing, interest at a rate per annum equal to the rate in effect on such day, quoted by the Agent at its Domestic Office, for the overnight "sale" to such Bank of Federal funds. At the time of, and by virtue of, such payment, such Bank shall be deemed to have made its Loan in the amount of such payment. The Agent agrees to pay any moneys, including such interest, so paid to it by the lending Banks promptly, but no later than 3:00 p.m., New York City time, on the date of such borrowing, to FI in immediately available funds.

	  (c)  If any payment of principal, interest,
Commitment Fee or any other amount payable to the Banks hereunder or under any Promissory Note shall fall due on a day that is not a Business Day, then (except in the case of payments of principal of or interest on LIBO Rate Loans, in which case the provisions of Section 3.5 shall apply) such due date shall be extended to the next succeeding Business
Day, and interest shall be payable on principal in respect of such extension.

	  (d) Unless the Agent shall have been notified by FI prior to the date on which any payment or prepayment is due hereunder (which notice shall be effective upon receipt) that FI does not intend to make such payment or prepayment, the Agent may assume that FI has made such payment or prepayment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to each Bank on such date an amount equal to the portion of such assumed payment or prepayment such Bank is entitled to hereunder, and, if FI has not in fact made such payment or prepayment to the Agent, such Bank shall, on demand, repay to the Agent the amount made available to such Bank, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to such Bank and ending on (but excluding) the date such Bank repays such amount to the Agent, at a rate per annum equal to the rate, in effect on such day, quoted by the Agent at its Domestic Office for the overnight "sale" to the other Banks of Federal funds.

	  (e) All payments of the principal of or interest on the Loans or any other amounts to be paid to any Bank, the Agent or the FI Trustee under this Agreement or any of the other Loan Documents shall be made in Dollars, without reduction by reason of any currency exchange expense.

	  SECTION 3.18.  U.S. Taxes.  (a)  Except as
required by law, any and all payments by FI hereunder shall be made, in accordance with Section 3.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision thereof, excluding taxes imposed on the net income of the Agent or any Bank (or any Transferee) and franchise taxes imposed on the Agent or any Bank (or Transferee) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If as a result of a Change in Tax Law FI shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Banks (or any Transferee) or the Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.18) such Bank (or Transferee) or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) FI shall make such deductions and (iii) FI shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Bank shall be entitled to receive any greater payment under this Section 3.18 than such Bank would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred unless such assignment, participation or transfer shall have been made at a time when the circum-stances giving rise to such greater payment did not exist.

	  "Change in Tax Law" means as to each Bank (or
Transferee) the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law
(or in the application or official interpretation of any law), including an amendment, modification or revocation of an applicable tax treaty or a change in official position regarding the application or interpretation thereof, occurring after the Amendment Closing Date.

	  (b) Within 30 days after the date of any payment of Taxes withheld by FI in respect of any payment to any Bank (or Transferee other than a participation holder) or the Agent, FI will furnish to the Agent, at its address referred to on the signature page, the original or a certified copy of a receipt evidencing payment thereof.

	  (c)  At the time it becomes a party to this
Agreement or a Transferee, each Bank (or Transferee) that is organized under the laws of a jurisdiction outside the United States shall deliver to FI such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Bank (or Transferee) establishing that such payment is (i) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with the conduct by such Bank (or Transferee) of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax. Unless FI and the Agent have received forms or other documents satisfactory to them indicating that such payments hereunder or under the Promissory Notes are not subject to United States Federal withholding tax FI or the Agent shall withhold taxes from such payments at the applicable statutory rate.

	  (d)  FI shall not be required to pay any
additional amounts to any Bank (or Transferee) in respect of United States Federal withholding tax pursuant to para-graph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank (or Transferee) to comply with the provisions of para-graph (c) above.

	  (e) Any Bank (or Transferee) claiming any addi-tional amounts payable pursuant to this Section 3.18 shall give notice to the Agent and FI within 90 days of the Change in Tax Law and use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by FI to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Bank, be otherwise disadvantageous to such Bank (or Transferee). The failure of any Bank (or Transferee) to give the required 90 day notice shall excuse FI from its obligation to pay additional amounts pursuant to this Section 3.18 incurred prior to the giving of such notice.

	  (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obliga-tions contained in this Section 3.18 and Section 3.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

	  SECTION 3.19.  Indonesian Taxes.  (a)  FI shall
pay when due all Indonesian Taxes.

	  (b) FI shall indemnify the Agent, the FI Trustee and each Bank (or Transferee) against, and shall reimburse the Agent, the FI Trustee and each Bank (or Transferee) upon demand for, any Indonesian Taxes paid by the Agent, the FI Trustee or such Bank (or Transferee) and any loss, liability, claim or expense (including interest, penalties, fines, surcharges and legal fees) which the Agent, the FI Trustee or such Bank may incur at any time arising out of or in connection with any failure of FI to make any payments of Indonesian Taxes when due.

	  (c) All payments on account of the principal of or interest on the Loans made to FI, the Promissory Notes of FI and all other amounts payable by FI to or for the account of any Bank (or Transferee) or the Agent hereunder (including amounts payable under Section 3.19(a) or 3.19(b)) or to or for the FI Trustee under the FI Security Documents and to any of them under any other Loan Document shall be made free and clear of and without reduction by reason of any Indonesian Taxes. In the event that FI is required by any applicable law, decree or regulation to deduct or withhold Indonesian Taxes from any amounts payable on, under or in respect of this Agreement or any other Loan Document, FI shall make the required deduction or withholding, promptly pay the amount of such Indonesian Taxes to the appropriate taxing authorities and pay to the Agent such additional amounts as may be required, after the deduction or withholding of Indonesian Taxes, to enable each Bank (or Transferee), the FI Trustee or the Agent to receive from FI on the due date thereof, an amount equal to the full amount stated to be payable to such Bank (or Transferee), the FI Trustee or the Agent under this Agreement or any other applicable Loan Document.

	  (d) Without in any way affecting FI's obligations under the other provisions of this Section 3.19, FI shall furnish to the Agent the originals or certified copies of all tax receipts in respect of each payment, deduction or withholding of Indonesian Taxes required to be made by applicable laws or regulations, within 45 days after the date on which each payment under this Agreement or any other Loan Document subject to Indonesian Taxes is made, and FI shall, at the request of any Bank (or Transferee), the FI Trustee or the Agent, promptly furnish to such Bank (or Transferee), the FI Trustee or the Agent any other information, documents and receipts that such Bank (or Transferee), the FI Trustee or the Agent may require to establish to its satisfaction that full and timely payment has been made of all Indonesian Taxes required to be paid hereunder.

	  (e) FI will notify the Banks (through the Agent) promptly upon becoming aware of the application or imposition, or scheduled future application or imposition, of Indonesian Taxes; and each Bank (if not theretofore notified by FI) will notify FI of any such application or imposition which becomes known to its officers then supervising the Loans of such Bank hereunder as part of their normal duties, and of any change of its lending office or establishment or closing of a branch in Indonesia by such Bank which would give rise to the application or imposition of Indonesian Taxes.


			 ARTICLE IV

	       Representations and Warranties

	  SECTION 4.1.  Representations and Warranties.
(i) FTX represents and warrants with respect to itself and FRP, (ii) the Guarantors and FI jointly and severally represent with respect to FI and (iii) the Guarantors jointly and severally represent with respect to FCX, in each case to each of the Banks, as follows:

	  (a) Organization, Powers. Each of FTX, each Major Subsidiary and FCX (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware and, in the case of FI, the laws of the Republic of Indonesia, (ii) has the requisite power and authority to own its property and assets (and, in the case of FI, has the requisite licenses to use real property not owned) and to carry on its business as now conducted and as proposed to be conducted, and (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on its condition, financial or otherwise. Each of FTX, FI and FCX has the power to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or is to be a party, and FI has the power to borrow hereunder and to execute and deliver the Promissory Notes to be delivered by it. Each of FTX, each Major Subsidiary and FCX has all requisite corporate power, and has all material governmental licenses, authorizations, con-sents and approvals necessary to own its own assets and carry on its business as now being or as proposed to be conducted.

	  (b) Authorization. The execution, delivery and performance of this Agreement (including, without limitation, performance of the obligations set forth in
     Section 5.1(h)) and the other Loan Documents to which it is or is to be, a party and the borrowings hereunder
     (i) have been duly authorized by all requisite corporate and, if required, stockholder action on the part of FI or the applicable Guarantor, as the case may be, and (ii) will not (A) violate (x) any Governmental Rule or the certificate or articles of incorporation or other constitutive documents or the By-laws or regulations of such Person or (y) any provisions of any indenture, agreement or other instrument to which such Person is a party, or by which such Person or any of their respective properties or assets are or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in (ii)(A)(y) above or
     (C) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of such Person, except as contem-plated by the Pledge Agreement, the Security Agreement and the FI Security Documents.

	  (c) Governmental Approval. Except for those consents, approvals and registrations listed on
     Schedule 4.1(c) hereto, each of which has been obtained and is in full force and effect, no registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the execution, delivery and performance by FI or either Guarantor, as appropriate, of this Agreement or any other Loan Document to which it is, or is to be, a party or the borrowings hereunder by FI. Other than routine authorizations, permissions or consents which are of a minor nature and which are customarily granted in due course after application or the denial of which would not materially adversely affect the business, financial condition or operations of any Guarantor or Major Subsidiary, such Person has all franchises, licenses, certificates, authorizations, approvals or consents from all national, state and local governmental and regulatory authorities required to carry on its business as now conducted and as proposed to be conducted.

	  (d) Enforceability. This Agreement and each of the other Loan Documents to which it is a party constitutes a legal, valid and binding obligation of FI and each Guarantor, as applicable, and the Pledge Agreement, the Security Agreement and each other Loan Document to be entered into after the Amendment Closing Date will, upon its execution and delivery, constitute the legal, valid and binding obligations of FI or such Guarantor, as applicable, in each case enforceable in accordance with its respective terms (subject, as to the enforcement of remedies against such Person, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights against such Person generally in connection with the bankruptcy, reorganization or insolvency of such Person or a moratorium or similar event relating to such Person).

	  (e) Financial Statements. FTX has heretofore furnished to each of the Banks consolidated balance sheets and statements of income and changes in retained earnings and cash flow as of and for the fiscal years ended December 31, 1991 and 1992, all audited and certified by Arthur Andersen & Co., independent public accountants, included in FTX's Annual Report on Form 10-K for the year ended December 31, 1992 (the "1992 Form 10-K"), and unaudited consolidated balance sheets and statements of income and cash flow as of and for the fiscal quarter ended March 31, 1993 included in FTX's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993. In addition, FTX has heretofore furnished to each of the Banks consolidated balance sheets and statements of income and cash flow for each Major Subsidiary and FCX as of and for the fiscal years ended December 31, 1991 and 1992, all audited and certified by Arthur Andersen & Co and unaudited consolidated balance sheets and statements of income and cash flow for each Major Subsidiary and FCX as of and for the fiscal quarter ended March 31, 1993. All such balance sheets and statements of income and cash flow present fairly the financial condition and results of operations of FTX and the Subsidiaries or of either Major Subsidiary or FCX, as of the dates and for the periods indicated. Such financial statements and the notes thereto disclose all material liabilities, direct or contingent, of FTX and the Subsidiaries or of either Major Subsidiary or FCX, as of the dates thereof which are required to be shown on financial statements prepared in accordance with GAAP. The financial statements referred to in this Section 4.1(e) have been prepared in accordance with GAAP. There has been no material adverse change since December 31, 1992, in the businesses, assets, operations, prospects or condition, financial or otherwise, of (i) FTX, (ii) FRP, (iii) FI,
     (iv) FCX or (v) FTX and the Subsidiaries taken as a whole.

	  (f)  Litigation; Compliance with Laws; etc.
     (i) Except as disclosed in the 1992 Form 10-K and any subsequent reports filed as of 20 days prior to the Amendment Closing Date with the SEC on Form 10-Q or Form 8-K which have been delivered to the Banks, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or, to the knowledge of FTX, threatened against or affecting FTX or any Subsidiary or the businesses, assets or rights of FTX or any Subsidiary (i) which involve this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the collateral for the Loans (including, in the case of FI, the Contract of Work) or
     (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely deter-mined, could, individually or in the aggregate, materi-ally impair the ability of FTX, either Major Subsidiary or FCX to conduct its business substantially as now conducted, or materially and adversely affect the businesses, assets, operations, prospects or condition, financial or otherwise, of FTX, either Major Subsidiary or FCX, or impair the validity or enforceability of, or the ability of FTX, either Major Subsidiary or FCX to perform its obligations under this Agreement or any of the other Loan Documents to which such Person is a party.

	  (ii)  Neither FTX nor any Subsidiary is in
     violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality, where such violation or default could have a materially adverse effect on the businesses, assets, operations or condition, financial or otherwise, of FTX, either Major Subsidiary or FCX. Without limitation of the foregoing, FTX and each Subsidiary has complied with all Governmental Rules (including, in the case of FI, all such requirements under the Contract of Work and under environmental Governmental Rules of Indonesia) relating to environmental pollution or to environmental regulation or control or to employee health or safety where any such noncompliance could have a materially adverse effect on the businesses, assets, operations or condition, financial or otherwise, of FTX, either Major Subsidiary or FCX. Neither FTX nor any Subsidiary has received notice of any material failure so to comply. FTX's and the Subsidiaries' plants do not handle any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety (and, in the case of FI, the equivalent substances to which the Contract of Work or the environmental Governmental Rules of Indonesia apply), in violation of any law or any regulations promulgated pursuant thereto where any such violation could have a materially adverse effect on the businesses, assets, operations or condition, financial or otherwise, of FTX, either Major Subsidiary or FCX. FTX is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in material liability on the part of FTX or any Subsidiary.

	  (g) Title, etc. FTX, each Major Subsidiary and FCX have good and valid title to their respective material properties, assets and revenues (exclusive of oil, gas and other mineral properties on which no development or production activities are being conducted following discovery of commercially exploit-able reserves), free and clear of all Liens except such as are permitted by Section 5.2(d) and except for covenants, restrictions, rights, easements and minor irregularities in title which do not individually or in the aggregate interfere with the occupation, use and enjoyment by FTX or the respective Subsidiary of such properties and assets in the normal course of business as presently conducted or materially impair the value thereof for use in such business and FI has the requisite licenses under the Governmental Rules of Indonesia to use the real property on which it conducts its business.

	  (h)  Federal Reserve Regulations; Use of Proceeds.
     (i) Neither FTX nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

	  (ii) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether imme-diately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including, without limitation, Regulations G, U or X thereof.

	  (iii) FI will use the proceeds of all Loans made to it for its general corporate purposes, including the making of acquisitions.

	  (iv) As of each date when this representation is made or deemed made, either FTX (i) owns directly and beneficially Margin Stock with a current market value (within the meaning of Regulation U) at least equal to twice the aggregate amount of credit secured, directly or indirectly (within the meaning of Regulation U), by such Margin Stock on such date (after giving effect to any Credit Event, FTX Credit Event, borrowing pursuant to the KfW Credit Agreement or Borrowing (as such term is defined in the FM Credit Agreement) or other increase in such credit occurring on such date and to any other obligations secured by such Margin Stock) or
     (ii) owns directly and beneficially assets other than Margin Stock ("Other Collateral") with a current market value (within the meaning of Regulation U) at least equal to twice the aggregate amount of credit secured, directly or indirectly (within the meaning of Regulation U), by such Other Collateral on such date (after giving effect to any Credit Event, FI Credit Event, borrowing pursuant to the KfW Credit Agreement or Borrowing (as such term is defined in the FM Credit Agreement) or other increase in such credit occurring on such date and to any other obligations secured by such Other Collateral. There are no Liens on such Margin Stock or such Other Collateral, as the case may be (other than those created by the Pledge Agreement), nor is there any Debt or any other obligation (other than the loans under the FM Credit Agreement, the Corporate Group Loans, the loans made pursuant to the KfW Credit Agreement, the Permitted Secured Swaps, the Pel-Tex Debt and Permitted Swaps (as such terms are defined in the FM Credit Agreement)) secured, directly or indirectly (within the meaning of Regulation U), by such Margin Stock or Other Collateral.

	  (i) Taxes. FTX and the Subsidiaries have filed or caused to be filed all Federal, state and local tax returns and all Indonesian tax returns which are required to be filed by them, and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by any of them, other than any taxes or assessments the validity of which FTX or any Subsidiary is contesting in good faith by appropriate proceedings, and with respect to which FTX or such Subsidiary shall, to the extent required by GAAP, have set aside on its books adequate reserves.

	  (j) Employee Benefit Plans. FTX and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereun-der. No Reportable Event has occurred with respect to any Plan as to which FTX or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all vested benefit liabilities under each Plan maintained by FTX or an ERISA Affiliate (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by $25,000,000 the value of the assets of such Plan. Neither FTX nor any ERISA Affiliate has incurred any withdrawal Liability that materially adversely affects the financial condition of FTX and its ERISA Affiliates taken as a whole. Neither FTX nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Plan that would materially and adversely affect the financial condition of FTX and its ERISA Affiliates taken as a whole.

	  (k)  Investment Company Act.  Neither FTX nor any
     Subsidiary is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

	  (l)  Public Utility Holding Company Act.  Neither
     FTX nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

	  (m)  Subsidiaries.  Schedule I constitutes a
     complete and correct list, as of the Amendment Closing Date or the date of any update thereof required by Sec-tion 5.1(a)(6), of all Restricted Subsidiaries with at least $1,000,000 in total assets, indicating the jurisdiction of incorporation or organization of each corporation or partnership and the percentage of shares or units owned on such date directly or indirectly by FTX in each. FTX owns on such date, free and clear of all Liens, this percentage of voting shares or partner-ship interests outstanding of the Subsidiaries shown on
     Schedule I, and all such shares or partnership inter-ests are validly issued and fully paid.

	  (n) Assigned Agreements. Schedule 4.1(n) is a complete and correct list, as of the Amendment Closing
     Date, of each Long-Term Concentrate Sales Agreement
     (copies of which have heretofore been furnished to the Agent). FI is not in default in any material respect in its obligations under any Assigned Agreement nor is any counterparty to any such agreement in default in its obligations in any respect that could materially and adversely affect the ability of FI to perform its obligations under the Corporate Group Facility.

	  (o) FI Security Documents. The Liens created by the FI Security Documents are in full force and effect and constitute first priority (except for Liens expressly permitted by Section 5.2(d)), perfected security interests in favor of the FI Trustee for the benefit of the Banks in the property and assets stated to be subject to each such FI Security Document.

	  (p) No Material Misstatements. No information, report (including any Borrowing Base Certificate and any exhibit, schedule or other attachment thereto or other document delivered in connection therewith), financial statement, exhibit or schedule prepared or furnished by FI or FTX to the Agent, any Bank or the FI Trustee in connection with this Agreement or any of the other Loan Documents or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circum-stances under which they were made, not misleading.


			  ARTICLE V

			  Covenants

	  SECTION 5.1.  Affirmative Covenants of FTX.  So
long as any Bank shall have any Loan Exposure or any commitment to make a Loan hereunder, FTX agrees that, unless the Required Banks shall have otherwise consented in writing:

	  (a) Financial Statements, etc. FTX shall furnish each Bank:

	       (1) within 95 days after the end of each fiscal year of FTX, a consolidated balance sheet of FTX and its Subsidiaries, of each Major Subsidiary and of FCX as at the close of such fiscal year and consolidated statements of income and changes in retained earnings or partners' capital and cash flow of FTX and the Subsidiaries, of each Major Subsidiary and of FCX for such year, with the opinion thereon of Arthur Andersen & Co. or other independent public accountants of national standing selected by FTX;

	       (2) within 50 days after the end of each of the first three quarters of each fiscal year of FTX, a consolidated balance sheet of FTX and its Subsidiaries, of each Major Subsidiary and of FCX as at the end of such quarter and consolidated statements of income of FTX and the Subsidiaries, of each Major Subsidiary and of FCX for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, certified by the Treasurer or other authorized financial or accounting officer of FTX;

	       (3) promptly after their becoming available,
	  (a) copies of all financial statements, reports and proxy statements which FTX, either Major Subsidiary or FCX shall have sent to its stock-holders generally, (b) copies of all registration statements (excluding registration statements relating to employee benefit plans) and regular and periodic reports, if any, which FTX, either
	  Major Subsidiary or FCX shall have filed with the SEC, or any governmental agency substituted therefor, and (c) if requested by any Bank, copies of each annual report filed with any governmental agency pursuant to ERISA with respect to each Plan of FTX or any of the Subsidiaries;

	       (4) within 95 days after the end of each fiscal year of FTX, a certificate by the Treasurer or other authorized Financial Officer of FTX, to the effect that no Event of Default or Default has occurred and is continuing, or if any Event of Default or Default has occurred and is continuing, describing the same in reasonable detail;

	       (5) promptly upon the occurrence of any
	  Termination Event, Event of Default, or any material default in the performance of any of its agreements contained in Section 5.1 or 5.2, the occurrence of any default under any other Loan Document (other than the FTX Credit Agreement), or the commencement of any proceeding regarding FTX or any Subsidiary under any Federal or state bankruptcy law, notice thereof, describing the same in reasonable detail;

	       (6) at the time of provision of the financial statements referred to in clauses (1) and (2) above, an update of Schedule I to corred, add or delete any required information;

	       (7) all the financial statements and other documents required to be furnished to the FTX Lenders pursuant to Section 4.1(a) of the FTX Credit Agreement and, so long as the guarantee by FTX of FM Properties' obligations under the FM Credit Agreement is in effect, all the financial statements and other documents required to be furnished to the FM Lenders pursuant to Section 4.1(a) of the FM Credit Agreement; provided, however, that FTX shall not be required to furnish duplicate copies of such financial statements or other documents to Banks which are also
	  FTX Lenders or FM Lenders, as applicable; and

	       (8) from time to time, such further informa-tion regarding the business, affairs and financial condition of FTX or any Subsidiary as any Bank may reasonably request.

     At the time FTX furnishes financial statements pursuant to the foregoing clauses (1) and (2), FTX will also furnish each Bank a certificate by the Treasurer or other authorized Financial Officer of FTX setting forth the calculation of: (a) the current ratios as determined in accordance with Section 5.2(e), (b) the fixed charge ratios as determined in accordance with
     Section 5.2(f), (c) the Cash Flow Ratio, (d) if the Facility is then an HLT, the calculation of the ratio set forth in Section 5.2(q) and (e) the Available Borrowing Base; provided that the Cash Flow Ratio shall be provided within 50 days of the end of each fiscal quarter.

	  (b) Taxes and Claims. FTX shall, and shall cause each Subsidiary to, pay and discharge all taxes, assessments and governmental charges or levies, including Indonesian Taxes, imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which material penalties attach thereto; provided that neither FTX nor any Subsidiary shall be required to pay any such tax, assessment, charge or levy, the payment of which is being contested in good faith by proper proceedings and with respect to which FTX or such Subsidiary shall have, to the extent required by GAAP, set aside on its books adequate reserves.

	  (c) Maintenance of Existence; Conduct of Busi-ness. FTX shall, and shall cause each Major Subsidiary and FCX to, preserve and maintain its corporate existence and all its rights, privileges and franchises necessary or desirable in the normal conduct of its business; provided that nothing herein shall prevent any transaction permitted by Section 5.2(c).

	  (d) Compliance with Applicable Laws. FTX shall, and shall cause each Subsidiary to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which would materially and adversely affect the consolidated financial condition or business of FTX, either Major Subsidiary or FCX, except where contested in good faith and by proper proceedings and with respect to which FTX or such Subsidiary shall have, to the extent required by GAAP, set aside on its books adequate reserves.

	  (e) Litigation. FTX shall promptly give to each Bank notice in writing of all litigation and all proceedings before any governmental or regulatory agencies or arbitration authorities affecting FTX or any Subsidiary, except those which, if adversely determined, do not relate to the Loan Documents and which would not have a material adverse effect on the business, assets, operations or financial condition of any Guarantor or Major Subsidiary or the ability of FI or either Guarantor to comply with their obligations under the Loan Documents.

	  (f)  ERISA.  FTX shall, and shall cause each
     Subsidiary to, comply in all material respects with the applicable provisions of ERISA and furnish to the Agent
     (i) as soon as possible, and in any event within 30 days after any Responsible Officer of FTX or any ERISA Affiliate knows or has reason to know that any Reportable Event with respect to any Plan has occurred that alone or together with any other Reportable Event with respect to the same or another Plan could reason-ably be expected to result in liability of FTX to the PBGC in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of FTX setting forth details as to such Reportable Event and the action that FTX proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice FTX or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any such Plan,
     (iii) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of FTX setting forth details as to such failure and the action that FTX proposes to take with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by FTX or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by FTX or any ERISA Affiliate concerning the imposition of Withdrawal Liability by a Multiemployer Plan.

	  (g) (Intentionally left blank)

	  (h) Security. (i) FI at all times shall comply with the provisions of the FI Security Documents and maintain in full force and effect all the rights, powers and benefits of the FI Trustee under the FI Security Documents in accordance with their terms, including (x) the validity and effectiveness of the powers of attorney granted by the Surat Kuasa and the Fiduciary Power and the fiduciary transfers effectuated by the Fiduciary Transfer and the Fiduciary Assignment and (y) maintenance of the security interest of the FI Trustee in the collateral required to be subjected to the Liens created by the FI Security Documents as a perfected first priority security interest as provided therein; and

	 (ii) in the event (A) the aggregate principal amount of outstanding Corporate Group Loans exceeds for a period of 20 or more consecutive days the Available Borrowing Base, (B) an Event of Default shall occur and continue for a period of 20 or more consecutive days, or (C) any of the FM Lenders, the Pel-Tex Lenders or the FTX Lenders shall receive or be entitled to receive and have requested receipt of security or liens in or on any property of FTX or any of its Subsidiaries (other than the initial mortgages and security interests granted by FTX pursuant to Section 5.1(d) of the FM Credit Agreement and any security interests granted by FI to the FTX Lenders) as security for any amount owing under the FM Credit Agreement, the Pel-Tex Agreements or the Pel-Tex Bank Agreement or the FTX Credit Agreement, FTX and each of its wholly-owned Restricted Subsidiaries (other than FRP, FCX and FI and any Subsidiary of any of them) shall, subject to the FTX Intercreditor Agreement, provide the Banks, as security for the amounts owed by FTX hereunder, with the same security interests and pledges, in each case upon the same terms, as are provided by FTX and its wholly-owned Restricted Subsidiaries to the FTX Lenders, as set forth in Section 5.1(h)(ii)(ii) of the FTX Credit Agreement.

	  (i)  Insurance.  FTX and each Restricted
     Subsidiary shall (i) keep its insurable properties adequately insured at all times; (ii) maintain such other insurance, to such extent and against such risks, including fire, flood and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses; (iii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it in such amount as it shall reasonably deem necessary; and (iv) maintain such other insurance as may be required by law. The proceeds of any political risk insurance of FCX shall be applied promptly to the prepayment of the Loans of FI and the Loans pursuant to the FI Credit Agreement (it being understood that the allocation of such prepayments among such Loans shall be determined solely by FCX). Prepayments pursuant to this Section 5.1(i) shall not be subject to
     Section 3.14 unless the occurrence that entitles FCX to such insurance proceeds results in an Event of Default.

	  (j) Access to Premises and Records. FTX and each Subsidiary shall maintain financial records in accor-dance with GAAP, and, at all reasonable times and as often as any Bank may reasonably request, permit representatives of any Bank to have access to its financial records and its premises and to the records and premises of any of its subsidiaries, if any, and to make such excerpts from such records as such represen-tatives deem necessary and to discuss its affairs, finances and accounts with its officers and its inde-pendent certified public accountants or other parties preparing consolidated or consolidating statements for it or on its behalf.

	  (k)  FI Security Arrangements.  FI will
     (i) promptly assign all Long-Term Concentrate Sales Agreements and the proceeds from all FI Receivables Purchase Agreements in effect from time to time to the FI Trustee under, and in accordance with, Article III of the FI Trust Agreement and (ii) furnish to the Agent and each Bank copies of each Long-Term Concentrate Sales Agreement and FI Receivables Purchase Agreement entered into after the Amendment Closing Date, and each amendment, waiver or supplement to any Concentrate Sales Agreement which after such amendment, waiver or supplement would be a Long-Term Concentrate Sales Agreement, in each case promptly after the execution and delivery thereof. FI may permit Long-Term Concentrate Sales Agreements to expire or terminate in accordance with their terms.

	  (l) Protection of Contract Rights. FI will not terminate, suspend, amend or grant waivers of any provisions of any of the Assigned Agreements or the FI Security Documents without the prior written consent of the Required Banks; provided, however, that FI may amend or waive provisions in any Concentrate Sales Agreement so long as such amendment or waiver will not materially adversely affect the business, financial condition or operations of FI or any rights of the FI Trustee or the Banks. FI will promptly furnish to the Banks and the Agent copies of any amendments to or waivers or supplements of the Assigned Agreements and the FI Security Documents. FI shall take all steps necessary or advisable to protect its rights (and the rights of the FI Trustee) under the Assigned Agreements and FI Security Documents.

	  (m) Source of Interest. FI (i) will conduct business so that interest paid on the Loans of FI to any Bank (or Transferee) which is not a "related person" to FTX within the meaning of
     Section 861(c)(2)(B) of the Code as in effect on the Amendment Closing Date will be deemed to be income from sources without the United States within the meaning of Sections 861(a)(1)(A) and 861(c) of the Code as in effect on the Amendment Closing Date and (ii) will use its best efforts (without undue cost) to conduct business so that interest paid on the Loans of FI to any Bank (or Transferee) which is not a related person to FTX within the meaning of Section 861(c)(2)(B) of the Code (as it may be amended or substituted after the Amendment Closing Date) will be deemed to be income from sources without the United States within the meanings of Sections 861(a)(1)(A) and 861(c) of the Code (as it may be amended or substituted after the Amendment Closing Date).

	  (n) Further Assurances. FI and the Guarantors shall, and shall cause its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further actions (including filing Uniform Commercial Code financing statements and any Indonesian equivalents), which may be required under applicable law, or which the Required Banks, the Agent or the FI Trustee may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the FI Security Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created by the FI Security Documents and, if and when executed, the Security Agreement and the Pledge Agreement.

	  (o) Covenants regarding FI and FCX. FTX shall cause FI and FCX to perform its covenants set forth in
     Section 5.3.

	  SECTION 5.2.  Negative Covenants of FTX.  So long
as any Bank shall have any Loan Exposure or any commitment to make a Loan hereunder, FTX agrees that, without the prior written consent of the Required Banks:

	  (a) Conflicting Agreements. FTX shall not and shall cause its Restricted Subsidiaries not to enter into any agreement (other than this Agreement, the FTX Credit Agreement and the KfW Credit Agreement) containing any provision which would be violated or breached by the performance of their obligations under any Loan Document or under any instrument or document delivered or to be delivered by them hereunder or thereunder or in connection herewith or therewith, including any agreement with any persons which would prohibit or restrict (i) in the case of the Restricted Subsidiaries, the payments of dividends or other distributions (other than restrictions existing on the Amendment Closing Date) or (ii) the ability of such entities to create Liens on any of their assets (other than assets which are subject to Liens permitted pursuant to paragraphs (ii), (iii), (iv), (vi) , (vii) and (viii) of Section 5.2(d) and extensions and renewals and replacements thereof permitted pursuant to
     Section 5.2(d)(xii)).

	  (b) Borrowing Base Limits. Except to the extent expressly permitted by Section 2.4 of the FTX Credit Agreement or Section 3.10(c), FTX shall not at any time permit the sum of the Corporate Group Loan Exposure and all Borrowing Base Debt to exceed the then effective Borrowing Base.

	  (c)  Consolidation or Merger; Disposition of
     Assets and Capital Stock. FTX shall not, and shall not permit any Restricted Subsidiary to, merge into or consolidate with any corporation, or sell, lease, transfer or otherwise dispose of all or any substantial part of the assets of FTX or of any Restricted Subsidiary, including, without limitation, the rights of FI under the Contract of Work (except for (u) the IMC-Agrico Transfer and investments permitted by
     Section 5.2(r), (v) the ALatief-FI Transfer and investments permitted by Section 5.2(s), the Power Facilities Transfer and the transfer in respect of Contract Area Block B referred to in Section 8.1(i),
     (w) dispositions of accounts receivable, Permitted Investments and inventory in the ordinary course of business, provided that the proceeds of any sale of accounts receivable by FI are deposited in the Sales Proceeds Account (as defined in the FI Trust Agreement), (x) dispositions of obsolete or worn-out property, or real estate not used or useful in its business, (y) subject to the last sentence of
     Section 5.2(j) and to Sections 5.2(o) and (p), dispositions of assets by FTX or a Restricted Subsidiary to another Restricted Subsidiary or FTX and subject to Section 5.2(l), dispositions of assets by a Restricted Subsidiary to a Nonrestricted Subsidiary; provided, however, that any Person through which FRP owns any interest in IMC-Agrico shall at all times be a Restricted Subsidiary, and (z) to the extent permitted by Section 5.2(q), the payment of cash dividends by FTX or any Restricted Subsidiary and dividends by FTX consisting of stock or units of the Subsidiaries), whether now owned or hereafter acquired; except that:

	       (i) FTX or any Restricted Subsidiary may merge or liquidate any corporation (other than, in the case of a Restricted Subsidiary, any Guarantor or Major Subsidiary) into itself;

	       (ii) any Restricted Subsidiary (other than
	  FCX and either Major Subsidiary) may be merged into any other corporation; provided that such corporation, immediately following such merger, shall be deemed a Restricted Subsidiary; and

	       (iii) subject to the last sentence of
	  Section 5.2(j), FTX or any Restricted Subsidiary may sell or otherwise dispose of any assets or securities of any Subsidiary; provided, however, that the gross fair market value of the consideration or other amounts payable to or receivable by FTX or such Restricted Subsidiary with respect to such sales or other dispositions is deemed to be Net Proceeds;

     provided, however, that in the case of a merger permit-ted by clause (i) above, immediately thereafter and giving effect thereto, FTX or, as the case may be, a Restricted Subsidiary would be the surviving corpora-tion and, in the case of a merger permitted by clause (i) or clause (ii) above or of any disposition of assets or securities permitted by clause (iii) above, no Default or Event of Default would, immediately thereafter and giving effect thereto, have occurred and be continuing. Each sale or other disposition permitted by clause (iii) above shall be permitted only if FTX or the respective Restricted Subsidiary shall receive fair consideration therefor, as determined by the Board of Directors of FTX or of such Restricted Subsidiary, as the case may be. It is understood and agreed that no transaction pursuant to a Deemed Lease shall be considered a disposition of assets within the meaning of this Section 5.2(c).

	  (d) Liens. FTX shall not, nor shall it permit any Restricted Subsidiary to, create or suffer to exist any Lien upon any of its respective properties, revenues or assets, now owned or hereafter acquired, securing any indebtedness or obligation, except:

	       (i) materialmen's, suppliers', tax and other like Liens arising in the ordinary course of FTX's or such Restricted Subsidiary's business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on its books to the extent required by GAAP, Liens arising in connection with workers' compensation, unemployment insurance and progress payments under government contracts, and other Liens incident to the ordinary conduct of FTX's or such Restricted Subsidiary's business or the ordinary operation of property or assets and not incurred in connection with the obtaining of any Debt or Guarantee;

	       (ii) Liens on assets or properties not owned as of the Amendment Closing Date by FTX or any Restricted Subsidiary securing only Debt of FTX or any such Restricted Subsidiary that is otherwise without recourse to FTX or any such Restricted Subsidiary or any of its or their properties or assets; provided, however, that FTX complies with
	  Section 5.2(g)(v);

	       (iii) Liens, existing at the time of the acquisition by FTX or any Restricted Subsidiary of the majority of the capital stock or all the assets of any other corporation or existing at the time of the merger of any such corporation into FTX or a Restricted Subsidiary, on such capital stock or assets so acquired or on the assets of the corporation so merged into FTX or such Restricted Subsidiary; provided, however, that such acquisition or merger (and the discharge of such Liens referred to in the immediately succeeding proviso) shall not otherwise result in an Event of Default or Default; and provided further that all such Liens shall be discharged within 180 days after the date of the respective acquisition or merger;

	       (iv) Liens securing Debt referred to in
	  Section 5.2(g)(x);

	       (v) Liens in favor of the Agent or the Banks or in favor of the Collateral Agent as provided in the FTX Intercreditor Agreement, Liens in favor of the Pel-Tex Lenders as permitted by the FTX Intercreditor Agreement, Liens, if any, in favor of the FTX Agent or the FTX Lenders or in favor of the Collateral Agent as provided in the FRP Security Agreement, the FRP Pledge Agreement, the FRP Subsidiary Security Agreement or the FRP Subsidiary Pledge Agreement, each as defined in the FTX Credit Agreement and Liens in favor of the Banks, the FTX Lenders, and the FI Trustee under the FI Security Documents, all as contemplated by
	  Section 5.1(h) of the FTX Credit Agreement;

	       (vi) Liens listed on Schedule 5.2(d) hereto securing obligations of FTX or a Restricted
	  Subsidiary under Deemed Leases;

	       (vii) Liens securing the Debt referred to in paragraphs (iv), (v), (viii) and (ix) of
	  Section 5.2(g);

	       (viii) Liens of lessors of property (in such capacity) leased by FTX or a Restricted Subsidiary pursuant to an Operating Lease, which Lien is limited to the property leased thereunder;

	       (ix) the reciprocal collateral mortgages granted by FRP on its interests in Main Pass 299 sulphur and oil and gas interests to its joint venture partners;

	       (x) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of FTX or any of its Subsidiaries;

	       (xi) Liens securing Permitted Secured Swaps between FI and any Bank; and

	       (xii) extensions, renewals and replacements of Liens referred to in paragraphs (i), (ii),
	  (iv), (vii), (viii), (ix), (x) and (xi) of this
	  Section 5.2(d); provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced.

	  (e)  Current Ratios.  FTX shall not fail to
     maintain, as of the last day of each fiscal quarter, consolidated current assets of FTX and its consolidated Subsidiaries (other than Nonrestricted Subsidiaries but including minority interests) in an amount at least equal to the amount of consolidated current liabilities of FTX and its consolidated Subsidiaries (other than Nonrestricted Subsidiaries but including minority interests) and each Major Subsidiary shall not fail to maintain (on an individual, stand alone basis), on the last day of each fiscal quarter, consolidated current assets of it and its consolidated Subsidiaries (other than Nonrestricted Subsidiaries but including minority interests) at least equal to the amount of consolidated current liabilities of it and its consolidated Subsidi-aries (other than Nonrestricted Subsidiaries but including minority interests). For purposes hereof, consolidated current assets and consolidated current liabilities shall be determined in accordance with GAAP, except that (i) investments in shares of corpora-tions (excluding shares which are, and which are held as, marketable securities) and advances to Nonr-estricted Subsidiaries and other firms or companies in which FTX has a material investment, direct or indirect, or which have a direct or indirect material investment in FTX, shall not be included in current assets; (ii) current assets shall be increased by the portion of the Unused Net Commitment Amount which, under the terms of the Corporate Group Facility, will, if not sooner terminated or drawn down by FI or any Borrower (as defined in the FTX Credit Agreement), remain outstanding for at least twelve months following the time of determination; provided that if such availability is required by any Borrower (as defined in the FTX Credit Agreement) to comply with Section 5.2(e) of the FTX Credit Agreement, such availability will be considered to be a utilization of the Commitments (and consequently unavailable to FI for purposes of this paragraph (e)); and (iii) the current portion of long-term Debt shall not be included in current liabilities.

	  (f)  Fixed Charge Ratios.  FTX and each  Major
     Subsidiary shall not permit its respective Fixed Charge
     Ratio to be less than 1.25 to 1.00 at the end of any fiscal quarter.

	  (g)  Debt.  Neither FTX nor any Restricted
     Subsidiary shall incur, create, assume or permit to exist any Debt of any of them except:

	       (i) (A) up to $373,000,000 aggregate prin-cipal amount of FTX's 6.55% Convertible
	  Subordinated Notes Due 2001;

	       (B) $150,000,000 aggregate principal amount of FTX's 10-7/8% Senior Subordinated Debentures due 2001;

	       (C) $750,000,000 aggregate face amount of FTX's Zero Coupon Convertible Subordinated
	  Debentures Due 2006.

	       (D) $1,035,000,000 aggregate face amount of FCX's Liquid Yield Option Notes due 2011 (Zero
	  Coupon Subordinated Exchangeable Notes, "LYONS") or, subject to Section 2.2(IV) of the FTX Credit
	  Agreement, unsecured refinancings thereof not involving an increase in the aggregate principal amount over the then accreted principal amount of the LYONS outstanding;

	       (E) up to $75,000,000 aggregate principal amount outstanding pursuant to the KfW Credit
	  Agreement; and

	       (F) up to $800,000,000 aggregate principal amount outstanding pursuant to the FTX Credit
	  Agreement.

	       (ii) (A) Debt of FTX owing to a Subsidiary, provided that such Debt is subordinated to the Loans on the terms of Exhibit A hereto if the original term of such Debt is in excess of six months or could be extended at the option of FTX beyond six months from the original date of such Debt;

	       (B) Debt of a Major Subsidiary owing to FTX so long as FTX does not have any Loans outstanding
	  (whether made before or after the incurrence of Debt by such Major Subsidiary);

	       (C) subject to Sections 5.2(o) and (p), Debt of FI owing to FCX or FCX owing to FI; and

	       (D) subject to Sections 5.2(o) and (p), Debt of a Restricted Subsidiary other than a Major
	  Subsidiary owing to FTX or any other Restricted
	  Subsidiary;

	       (iii) Debt incurred by FTX in any amount and Debt incurred by each Major Subsidiary not in excess of $30,000,000 in the aggregate for such Major Subsidiary, in each case pursuant to commercial paper or uncommitted lines of credit with commercial banks having a maturity of less than six months;

	       (iv) purchase money indebtedness of FTX and any Restricted Subsidiary incurred in the ordinary course of business;

	       (v) Debt of FTX and any Restricted Subsidiary secured by Liens described in Section 5.2(d)(ii) that is otherwise nonrecourse to FTX and each Restricted Subsidiary if not less than 20 days prior to the date such Debt is incurred, created or assumed FTX or such Restricted Subsidiary delivers to the Required Banks the terms of such Debt relating to the nonrecourse nature of such Debt and the Required Banks have not, on or prior to such date, given written notice to FTX or such Restricted Subsidiary of their objection thereto;

	       (vi) Indebtedness for Borrowed Money (other than Guarantees and Capitalized Leases) of FTX that is subordinated to the Loans and FTX's guarantee pursuant to Section 9.1 if (A) 30 days prior to the incurrence of such Indebtedness for Borrowed Money, FTX delivers to each Bank the terms of the subordination provisions governing such Indebtedness for Borrowed Money, (B) FTX has not, prior to such incurrence, received notice that Banks having Commitments (as defined in the FTX Credit Agreement) representing at least 33-1/3% of the aggregate Commitments under and as defined in the FTX Credit Agreement have objected to such subordination provisions and (C) such Indebtedness for Borrowed Money has a maturity date of not less than ten years, with no scheduled repayments or amortization for at least ten years after such Indebtedness for Borrowed Money is incurred;

	       (vii) Guarantees by FTX or any Restricted
	  Subsidiary of (A) Debt (other than non-recourse Debt referred to in Section 5.2(g)(v)) or obligations of a Restricted Subsidiary or (B) Debt or obligations of Nonrestricted Subsidiaries or any other Person to the extent permitted by paragraphs (l), (r) and (s) of this Section 5.2;

	       (viii) Capitalized Leases (including those resulting from sale and leaseback transactions) of FTX or any Restricted Subsidiary if at least
	  30 days prior to entering into any such
	  Capitalized Lease, FTX or such Restricted
	  Subsidiary delivers to each Bank the terms thereof and, in the case of FI (i) such Capitalized Leases are in connection with financings of the port facility, power plants, aircraft, ships, infrastructure assets or vehicles and (ii) the aggregate amount of any Capitalized Leases of FI in connection with financings of vehicles is not in excess of $25,000,000; and

	       (ix) recourse liability of FTX or any
	  Restricted Subsidiary in connection with the sale of accounts receivable by FTX or such Restricted Subsidiary, as the case may be; provided, however, that such recourse liability shall not be in excess of the sales price of the receivables so sold and, in the case of a sale of accounts receivable by FI, the proceeds of such sale are deposited in the Sales Proceeds Account in accordance with Article III of the FI Trust Agreement; and

(x) other Debt not referred to in paragraphs (i) through
(ix) of this Section 5.2(g), in an aggregate principal amount not exceeding $50,000,000.

	  (h)  (Intentionally left blank.)

	  (i) Convertible Debt Payments. FTX may not make any payment on the Debt referred to in Sec-tion 5.2(g)(i)(A) and (C) except (x) in common stock of FTX with cash payment for fractional shares and (y) otherwise in an aggregate amount not in excess of $15,000,000.

	  (j) Ownership of Subsidiaries. FTX shall not at any time directly or indirectly own shares or units of voting stock or interests having less than (x) 40% ownership interest in each of FRP and FI, (y) 50.1% ownership interest in FCX and (z) such voting power as provides effective control of the policy and direction of FRP, FCX and FI. FCX shall not at any time directly or indirectly own shares of voting stock or interests having less than 50.1% ownership interest in FI, including, so long as Section 4(c) of the Indocopper Shareholders Agreement and the definitions related thereto are in effect and have not been amended, shares of voting stock or interests held through P.T. Indocopper Investama Corporation. FTX shall own its interests in FRP, FCX and FI, and FCX shall own its interests in FI, free and clear of all Liens, except as contemplated by Section 5.1(h). FTX shall promptly notify the Agent in the event there occurs any significant decrease in its or FCX's percentage ownership of such voting power below that indicated in the most recent Borrowing Base Certificate or, in the case of its ownership, any decrease in such percentage interest below 50%. The ownership by FTX of equity interests in FRP shall be direct and not through any intervening entity. The ownership by the Guarantors of common stock of FI shall be direct and not through any intervening entity, except for the percentage of common stock held by FCX on the Amendment Closing Date through
     P. T. Indocopper Investama Corporation. FTX shall at no time permit any significant percentage of the assets of either Major Subsidiary or FCX to be transferred to another Subsidiary which is not a Restricted Subsidiary directly owned by FTX; provided, however, that the foregoing shall not prohibit the IMC-Agrico Transfer, the ALatief-FI Transfer, the Power Facilities Transfer or the transfer referred to in Section 8.1(i) in respect of Contract Area Block B.

	  (k) Fiscal Year. FTX shall not change its fiscal year to end on any date other than December 31.

	  (l) Investments in Nonrestricted Subsidiaries and Persons Not Subsidiaries. FTX and the Restricted Subsidiaries shall not make or permit to exist (x) any Guarantee by FTX or a Restricted Subsidiary of the Debt of any Person which is not a Restricted Subsidiary or
     (y) any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or permit to exist any investment (whether by transfer of assets or otherwise) or acquire any investment whatsoever in or make any Guarantee with respect to any such loans, advances, purchases, investments or acquisitions of interest made by any Person with respect to, or any other payment for the benefit of, any Nonrestricted Subsidiaries the aggregate out-standing amount of which under this clause (y) and Guarantees under clause (x) at any time exceeds by more than $50,000,000 the largest aggregate amount thereof outstanding at any time in the next preceding fiscal year of FTX; provided that, notwithstanding the provisions of clauses (x) and (y) above, FTX may (i) Guarantee the FM Properties Indebtedness and, so long as no Default or Event of Default shall have occurred and be continuing (or would result thereupon), make advances, loans and equity contributions to FM Properties, (ii) Guarantee obligations of FM Properties pursuant to any Permitted Swap (as defined in the FM Credit Agreement) provided that such Guarantee is granted on the same terms as FTX's Guarantee of the FM Properties Indebtedness, (iii) consummate the ALatief-FI Transfer and consummate Guarantees of ALatief-FI's initial financing as permitted pursuant to Sections 5.2(s)(i) and 5.2(s)(vii) and (iv) make investments as permitted under Section 5.2(r), all of which shall not be included in the calculation above regarding the prohibition on investments in Nonrestricted Subsidiaries and other entities in excess of $50,000,000 of the preceding year's aggregate investment.

	  (m) Federal Reserve Regulations. FTX will not, and will cause the Major Subsidiaries not to, use the proceeds of any Loan in any manner that would result in a violation of, or be inconsistent with, the provisions of Regulations G, U or X of the Board (collectively, the "Margin Regulations"). FTX will not, and will cause the Major Subsidiaries not to, take any action at any time that would (A) result in a violation of the substitution and withdrawal requirements of said Regulations, in the event the same should become applicable to this Agreement or any Loan or (B) cause the representation and warranty contained in Sec-tion 4.1(h) at any time to be other than true and correct. In the event that the Company at any time believes that there exists a reasonable possibility that it will become unable to make the representation set forth in Section 4.1(h)(iv), and alternative methods for complying with the Margin Regulations in connection with this Agreement are available, the Lenders and the Company shall promptly enter into negotiations with a view to amending this Agreement to provide for such alternative methods of compliance.

	  (n) Certain Debt Agreements. FTX shall not, without the prior written consent thereto of the Required Banks, (x) agree to any increase in the principal amount of, or interest rate on, or security for, any of the Debt referred to in
     Section 5.2(g)(i)(A)-(E) or (y) amend, supplement or change in any material manner (including any earlier maturity date or amortization schedule), any of the terms or provisions of any agreement, note or other instrument governing or evidencing any of the Debt referred to in Section 5.2(g)(i)(A) and (B).

	  (o)  Investments in the Major Subsidiaries.
     Neither FTX nor any of its Restricted Subsidiaries shall make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or permit to exist any investment or acquire any interest whatsoever in the Major Subsidiaries or any Subsidiary of either of them, other than (i) investments existing on the Amendment Closing Date in shares of common stock or units of such Major Subsidiary, (ii) Debt permitted by Section 5.2(g)(ii),
     (iii) open market purchases of Depositary Units of FRP to the extent permitted by Section 5.2(q),
     (iv) purchases by FTX of equity interests in FRP sufficient to allow capital expenditures by FRP of up to $30,000,000 per annum, (v) investments by each Major Subsidiary and its Subsidiaries in Subsidiaries of such Major Subsidiary, (vi) investments in FI expressly contemplated by the Note Purchase Agreement dated as of July 2, 1991 among FCX and FI, (vii) investments in FI as a result of the issuance of common stock of FI in exchange for or discharge of FI's 8.235% Convertible Subordinated Debentures due 2007, (viii) Guarantees permitted by Section 5.2(g)(vii) and (ix) the advance by FCX to FI of the net proceeds of the Debt referred to in Section 5.2(g)(i)(D).

	  (p)  Investments in FCX.  Except for
     (i) Guarantees permitted by Section 5.2(g)(vii),
     (ii) intercompany loans from FI to FCX and (iii) open market purchases of the common stock of FCX to the extent permitted by Section 5.2(q), FTX and the Restricted Subsidiaries shall not make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or permit to exist any investment (whether by transfer of assets or otherwise) or acquire any investment whatsoever in or make any Guarantee with respect to any such loans, advances, purchases, investments or acqui-sitions of interest made by any Person with respect to, or any other payment for the benefit of, FCX the aggregate outstanding amount of which at any time exceeds by more than $60,000,000 the largest aggregate amount thereof outstanding at any time in the next preceding fiscal year of FTX.

	  (q)  Equity Payments.  FTX shall not make an
     Equity Payment if there is then continuing any Default or Event of Default (or a Default or Event of Default would result therefrom), other than a failure to be in compliance with Section 3.2 resulting solely from a redetermination of the Borrowing Base Factors during a 90-day period as permitted by the last sentence of
     Section 2.4 of the FTX Credit Agreement, or if the Available Borrowing Base would, after giving effect to such Equity Payment, not remain at or above zero, without taking into account any redetermination of the Borrowing Base pursuant to Section 2.3 of the FTX Credit Agreement; provided, however, that FTX may pay cash dividends with respect to outstanding shares of
     (i) its Convertible Exchangeable Preferred Stock registered with the SEC by FTX's Registration Statement on Form S-3 No. 33-12816 and (ii) its $4.375
     Convertible Exchangeable Preferred Stock, par value $1.00 ((i) and (ii) collectively, the "Preferred Stock") in accordance with the terms of the Preferred Stock. In addition to the limitations described in the immediately preceding sentence, if this credit facility is or would at any time be designated an HLT, FTX shall not make a proposed Equity Payment if the following ratio (excluding items relating to Non-Restricted Subsidiaries for purposes of such calculation) would not be greater than 1.30 to 1:

	       Numerator: the sum for the preceding four fiscal quarters of FTX's (i) Consolidated Cash
	  Flow, and (ii) any other Net Proceeds from asset sales not included in clause (i) above.

	       Denominator: (x) the sum for the preceding three fiscal quarters of FTX's (i) interest paid plus capitalized interest on all Debt and Corporate Group Loans, (ii) Scheduled Principal Payments, (iii) Equity Payments and Preferred Stock dividends plus (y) the sum of FTX's (A) proposed Equity Payment, (B) all previous Equity Payments and Preferred Stock dividends during the current fiscal quarter and (C) Scheduled Principal Payments and projected interest payments on all Debt and Corporate Group Loans (using the interest rates applicable at the time of calculation of the ratio), in each case for the current quarter; provided, however, that any Corporate Group Loans prepaid pursuant to Section 3.10(a) or Section 3.10(c) of either this Agreement or the FTX Credit Agreement or continued or converted pursuant to
	  Section 3.11 or either this Agreement or FTX
	  Credit Agreement shall not be included in such calculation and any other Debt prepaid or refinanced pursuant to similar provisions of agreements or instruments governing such other Debt shall not be included in such calculation if such Debt would not otherwise have matured within three months of such prepayment, continuation, conversion or refinancing.

	  (r) Covenants Regarding IMC-Agrico. (i) FTX and the Restricted Subsidiaries shall not make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or permit to exist any investment whatsoever in or make any Guarantee with respect to any such loans, advances, purchases, investments or acquisitions of interest made by any Person with respect to, or any other payment for the benefit of, IMC-Agrico except (A) the IMC-Agrico Transfer and (B) in the case of FTX and the Restricted Subsidiaries, to the extent that the aggregate amount outstanding of which at any time does not exceed by more than $50,000,000 the largest aggregate amount thereof outstanding at any time in the next preceding fiscal year of FTX.

	 (ii) FTX shall not permit IMC-Agrico to incur Debt, other than Debt to FTX or any Restricted Subsidiary permitted pursuant to paragraph (i) of this
     Section 5.2(r), in excess of $225,000,000 at any time outstanding, and shall not permit Debt of IMC-Agrico at any time outstanding owing to any Persons (other than FRP, any Subsidiary of FRP, IMC and any Subsidiary of
     IMC) to exceed $110,000,000.

	(iii) FTX (A) shall not permit FRP Partner to agree, without the prior written consent of the Required Banks, (x) to amend Section 6.04(a), (b) or
     (d) or Section 6.07 of the IMC-Agrico Partnership Agreement or any defined term included in either such Section or (y) to enter into any agreement which conflicts with either Section which would in the case of either (x) or (y) dilute the control of FRP Partner or narrow the scope of the decisions subject to vote by FRP Partner, (B) shall notify the Agent of any proposed amendment to any of the IMC-Agrico Contribution Agreement, the IMC-Agrico Partnership Agreement or the IMC-Agrico Parent Agreement and (C) shall not, and shall not permit any of its Subsidiaries to, in each case without the prior written consent of the Required Banks, agree to amend any such agreement if, in the opinion of the Agent, such amendment would reasonably be expected to adversely affect the interests of the Banks.

	 (iv)  Neither FTX nor FRP shall permit its
     accounting of IMC-Agrico to be other than as a proportional consolidating interest unless FTX, FRP and the Agent have agreed upon mutually acceptable amendments to the financial covenants herein.

	  (s) Covenants Regarding ALatief-FI. (i) FTX and FI shall not permit ALatief-FI to incur the initial transfer and the initial financing referred to in
     Section 7.2 of the ALatief-FI Joint Venture Agreement without the prior written consent of the Agent, such consent not to be unreasonably withheld, and, if FI shall not have Guaranteed such financing, without the prior written consent of the Required Borrowing Base Banks, each such consent to be conditioned upon the satisfactory factoring of such financing into the calculation of Borrowing Base Debt.

	 (ii) FI shall notify the Agent of any proposed amendments to the ALatief-FI Joint Venture Agreement and, without the prior written consent of the Required Banks, FI shall not agree to amend the ALatief-FI Joint Venture Agreement if, in the opinion of the Agent, such amendment could adversely affect the interests of the Banks.

	  SECTION 5.3. Additional Covenants of FI and FCX. So long as any Bank shall have any Loan Exposure or any commitment to make a Loan hereunder, FI and FCX each directly agrees with the Banks and the Agent that, without the prior written consent of the Required Banks, it will not, and will cause each of its own Subsidiaries not to, fail to comply with the provisions of Sections 5.1 and 5.2 which are applicable to it and FI will not materially alter the nature and scope of the business and activities in which it is engaged as of the Amendment Closing Date.


			 ARTICLE VI

		    Conditions of Credit

	  SECTION 6.1.  Conditions Precedent to Each Credit
Event. Each Credit Event shall be subject to the following conditions precedent:

	  (i) the representations and warranties on the part of FI and the Guarantors and of FRP contained in the Loan Documents shall be true and correct in all mate-rial respects at and as of the date of such Credit Event as though made on and as of such date;

	 (ii) the Agent shall have received a notice of such borrowing as required by Section 3.4;

	(iii) no Event of Default shall have occurred and be continuing on the date of such Credit Event or would result from such Credit Event;

	 (iv) there shall have been no amendments to the Certificate of Incorporation, the Certificate of Domestication or the Certificate of Limited
     Partnership, as applicable, or the By-laws or Partnership Agreement, as applicable, of any Guarantor or Major Subsidiary since the date of the Certificate furnished by FTX pursuant to Section 6(a) of the Amendment Agreement, other than amendments, if any, copies of which have been furnished to the Agent; and

	  (v) except as permitted by the proviso to
     Section 5.2(c), there shall be no proceeding for the dissolution or liquidation of any Guarantor or Major
     Subsidiary or any proceeding to revoke the Certificate of Incorporation of FTX, FCX or FI or to rescind the partnership agreement of FRP or the corporate or partnership existence, which is pending or, to the knowledge of FTX, threatened against or affecting any Guarantor or Major Subsidiary.

	  SECTION 6.2. Representations and Warranties with Respect to Credit Events. Each Credit Event shall be deemed a representation and warranty by FTX and FI that the conditions precedent to such Credit Event, unless otherwise waived in accordance herewith, shall have been satisfied.


			 ARTICLE VII

		      Events of Default

	  SECTION 7.1.  Events of Default.  If any of the
following acts or occurrences (an "Event of Default") shall occur and be continuing:

	  (a) default for three or more days in the payment when due of any principal or any corporate Group Note;
     or

	  (b) default for five or more days in the payment when due of any interest on any Corporate Group Note, or of any other amount payable under the Corporate
     Group Facility; or

	  (c) any representation or warranty made or deemed made in or in connection with any Loan Document or in any certificate, letter or other writing or instrument furnished or delivered to the Agent, the FTX Agent, the FI Trustee, any Bank or any FTX Lender pursuant hereto or to the FTX Credit Agreement shall prove to have been incorrect in any material respect when made or effective or reaffirmed and repeated, as the case may be; or

	  (d) default by FTX, either Major Subsidiary or FCX in the due observance or performance of any covenant, condition or agreement in Section 5.1(c) or 5.1(h) of either this Agreement or the FTX Credit Agreement, other than the covenant to preserve and maintain all of such Person's rights, privileges and franchises desirable in the normal conduct of it business; or

	  (e) default by FTX, either Major Subsidiary or FCX in the due observance or performance of any covenant, condition or agreement in Section 5.2 of this Agreement or in Section 5.2 of the FTX Credit Agreement (other than, in each case, paragraph (k)); or

	  (f) default by FTX, either Major Subsidiary or FCX in the due observance or performance of any other covenant, condition or agreement in the Corporate Group Facility which shall remain unremedied for 30 days after written notice thereof shall have been given to such Person by any Bank; or

	  (g) FTX or any Restricted Subsidiary shall
     (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, liquidation or similar law or, in the case of FI, any such law of Indonesia, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) below, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for FTX or such Restricted Subsidiary or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debt as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

	  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of FTX or any Restricted Subsidiary, or of a substantial part of the property or assets of FTX or any Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for FTX or any Restricted Subsidiary or for a substantial part of the property of FTX or any Restricted Subsidiary or (iii) the winding-up or liquidation of FTX or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days; or

	  (i) default shall be made with respect to any Debt of FTX or any Restricted Subsidiary if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any Debt (or any trustee on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the maturity of Debt in an aggregate amount in excess of $10,000,000; or any payment of principal or interest, regardless of amount, on any Debt of FTX or a Restricted Subsidiary in an aggregate principal amount in excess of $10,000,000, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Debt); or

	  (j) a Reportable Event or Reportable Events, or a failure to make a required payment (within the meaning of Section 412(n)(1)(A) of the Code) shall have occurred with respect to any Plan or Plans that reason-ably could be expected to result in liability of FTX to the PBGC or to a Plan in an aggregate amount exceeding $10,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agent or after the receipt by the Agent of the statement required pursuant to clause (iii) of Section 5.1(f), the Agent shall have notified FI in writing that (i) the Required Banks have made a determination that, on the basis of such Report-able Event or Reportable Events or the receipt of such statement, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans; or

	  (k) FTX or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) FTX or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and
     (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $10,000,000 or requires payments exceeding $10,000,000 in any year; or

	  (l) FTX or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of FTX and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $10,000,000;

	  (m) a final judgment for the payment of money in excess of $10,000,000 shall be rendered by a court or other tribunal against FTX or any Restricted Subsidiary and shall remain undischarged for a period of 45 consecutive days during which execution of such judgment shall not have been stayed effectively; or any action shall be legally taken by a judgment creditor to levy upon assets or properties of FTX or any Restricted Subsidiary to enforce any such judgment;

	  (n) the security interest in the Contract of Work granted in the FI Trust Agreement shall be deemed to be invalid or fail to be in full force and effect or the Contract of Work shall be terminated or otherwise fail to be in full force and effect or shall be amended without the consent of the Required Banks in any manner which materially and adversely affects the rights and benefits granted to the FI Trustee and the Banks under the FI Security Documents; or the Ministry of Mines and Energy of Indonesia (or any successor entity) or the Government of Indonesia shall have taken any action in contravention of the Contract of Work which materially adversely affects FI's ability to perform its obligations under the Corporate Group Facility or the rights and benefits granted to the FI Trustee under any FI Security Document; or

	  (o) any Governmental Authority shall condemn, seize, nationalize, assume the management of or appropriate any material portion of FI's property, assets or revenues
     (either with or without payment of compensation);

     then, and in any such event (other than an event with respect to FTX or either Major Subsidiary described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Banks shall, by written or telegraphic notice to FTX, take one or more of the following actions at the same or different times:
     (i) declare the Total Commitment to be terminated, whereupon the Total Commitment shall forthwith terminate; (ii) declare all sums then owing by FI under the Promissory Notes or otherwise owing hereunder to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without present-ment, demand, protest or other notice of any kind, all of which are hereby expressly waived by FI, anything contained herein or in any Promissory Note to the contrary notwith-standing or (iii) exercise any or all the remedies then available under the FI Security Documents, the Pledge Agreement or the Security Agreements; provided, however, that upon the occurrence of any event described in para-graph (g) or (h) of this Section 7.1 as to which FTX or either Major Subsidiary is the entity involved, all sums then owing by FI to the Banks upon the Promissory Notes or otherwise hereunder shall, without any declaration or other action by any Bank hereunder, be immediately due and payable and the Total Commitment hereunder shall be immediately terminated subject to the final sentence of this Section 7.1 without presentment, demand, protest or notice of any kind, all of which are expressly waived by FI, anything contained herein or in any Promissory Note to the contrary notwithstanding. Promptly following the making of any such declaration, the Agent shall give notice thereof to FI but failure to do so shall not impair the effect of such declaration.


			ARTICLE VIII

		The Agent and the FI Trustee

	  SECTION 8.1.  The Agent and the FI Trustee.
(a) For convenience of administration and to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed as Agent and Collateral Agent for the Banks under this Agreement and Morgan Guaranty Trust Company of New York as trustee under the FI Trust Agreement is hereby appointed as FI Trustee for the Banks under the FI Security Documents. Each Bank (i) confirms and agrees to be bound by the terms of the FI Trust Agreement and (ii) agrees that the FI Trustee in accepting appointment and in acting as security agent under the FI Security Documents shall be entitled to all the rights, immunities, privileges, protections, exculpations, indemnifications, liens and other benefits applicable to its acting as trustee under the FI Trust Agreement. Neither the Agent nor the Collateral Agent shall have any duties or responsibilities with respect hereto except those expressly set forth herein. Each Bank hereby irrevocably appoints and expressly authorizes the Agent and the Collateral Agent, without hereby limiting any implied authority, to take such action as the Agent or the Collateral Agent, as applicable, on its behalf and to exer-cise such powers under this Agreement as are delegated to such Person by the terms hereof, together with such powers as are reasonably incidental thereto. Each of the Agent and the Collateral Agent may exercise any of its duties here-under by or through their respective agents, officers or employees. In addition, each Bank hereby irrevocably
(i) authorizes and directs the Collateral Agent to enter, on behalf of each of them, into the FTX Intercreditor Agreement and, as contemplated pursuant to this Agreement, the Pledge Agreement and the Security Agreement and (ii) authorizes and directs the FI Trustee to enter, on behalf of each of them, into the FI Security Documents, and in each case agrees to be bound by the terms thereof.

	  (b) Neither the Agent, the Collateral Agent nor any of their respective directors, officers, agents or employees shall be liable to any Bank, FI or either Guarantor for any action taken or omitted to be taken by it or them in good faith under or in connection with this Agreement and shall neither be responsible to any Bank, FI or either Guarantor for the consequences of any oversight or error of judgment nor be answerable to any Bank, FI or either Guarantor for any loss unless the same shall happen through its or their gross negligence or wilful misconduct. The Agent may treat the payee of any Promissory Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent. The Agent and the Collateral Agent may each consult with legal counsel selected by it and shall be entitled to rely upon the advice of such counsel as to its duties and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. Neither the Agent nor the Col-lateral Agent shall be under a duty to enter into or pass upon the validity, effectiveness, genuineness or value of this Agreement, any Promissory Note or any other Loan Docu-ment, any other instrument or document delivered pursuant hereto or thereto or herewith or therewith, or any repre-sentation, warranty or agreement made herein or therein or in connection herewith or therewith, and the Agent and the Collateral Agent each shall be entitled to assume that the same are valid, effective and genuine in what they purport to be. Neither the Agent nor the Collateral Agent shall incur any liability under or in respect of this Agreement by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by such Person to be genuine or authentic or to be signed by the proper party, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable on such premises.

	  (c) To the extent that either the Agent or the Collateral Agent shall not be reimbursed by FI or either Guarantor for any costs, liabilities or expenses incurred in such capacity or, to the extent the FI Trustee shall not be reimbursed by the Borrowers for any costs, liabilities or expenses incurred in its capacity as trustee under the FI Trust Agreement (including in its capacity as security agent under the FI Security Documents), each Bank agrees to indemnify such Person, pro rata in accordance with its Applicable Percentage, from and against any and all liabili-ties, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by or asserted against such Person in any way relating to or arising out of this Agreement or the FI Trust Agreement, as the case may be; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's, the Collateral Agent's or the FI Trustee's gross negligence or wilful misconduct. Each Bank agrees promptly to pay to the Agent, the Collateral Agent or the FI Trustee, as applicable, its pro rata portion of the statement of amounts payable by FI to such Person under this Agreement which are not paid by FI for any reason, within 30 days of the date such statement is sent to the Banks by such Person.

	  (d) It is expressly understood and agreed that the obligations of the Agent and the Collateral Agent are only those expressly set forth with respect to it in this Agreement. The Agent shall not be required to take any action and shall have no obligations, except such actions and obligations which it is expressly required to take or observe by the terms of this Agreement. Each Bank agrees that the Agent shall be entitled to take any action which it is permitted to take hereunder, but shall only be required to take any such action at the written request of the Required Banks. The Agent and the Collateral Agent shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless such Person has actual knowledge of such fact or has received notice from a Bank that such Bank considers that an Event of Default or Default has occurred and is continuing and specifying the nature thereof. In the event that the Agent or the Collateral Agent shall have acquired actual knowledge of any such Event of Default or Default, such Person shall promptly give notice thereof to the Banks, and will take such action and assert such rights pursuant to this Agreement as the Required Banks shall direct. The Agent and the Collateral Agent shall in all cases be fully protected for any action taken pursuant to such directions.

	  (e) The Agent and the Collateral Agent may resign at any time by giving written notice thereof to the Banks and FI and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, and FI shall have the right to approve (such approval not to be unreasonably withheld or delayed) a successor Agent or Collateral Agent, as the case may be. If no successor Agent or Collateral Agent, as the case may be, shall have been so appointed and approved and shall have accepted such appointment, within 30 days after the retiring Person's giving of notice of resignation or the Banks' removal of the retiring Person, then the retiring Person may, on behalf of the Banks, appoint a successor Agent or Collateral Agent, as the case may be, which shall be a Bank. Upon the acceptance of any appointment as Agent or Collateral Agent hereunder by a successor Agent or Collateral Agent, as the case may be, such successor Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Person, and the retiring Person shall be discharged from its duties and obligations hereunder. After any such retiring Person's resignation or removal hereunder as Agent or Collateral Agent, as applicable, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent or Collateral Agent, as applicable, under this Agreement.

	  (f)  The Agent shall be responsible for
supervising the preparation, execution and delivery of this Agreement and the other agreements and instruments contemplated hereby, any amendment or modification thereto and the closing of the transactions contemplated hereby and thereby. In addition, the Agent shall assist each of the Collateral Agent and the FI Trustee in the performance of its duties as may be reasonably requested by such Person from time to time.

	  (g)  The obligations of the Agent, the Collateral
Agent and the FI Trustee shall be separate and several and neither of them shall be responsible or liable for the acts or omissions of the other, except to the extent that a Bank serves in more than one agent and/or trustee capacity, such Bank shall be responsible for the acts and omissions relating to each such agency and/or trust function.

	  (h) Without the prior written consent of the Required Banks, the Collateral Agent will not consent to any modification, supplement or waiver of the FTX Intercreditor
Agreement.

	  (i)  Notwithstanding any other provision of this
Section 8.1, the Agent will, at the request of FI, instruct the FI Trustee to release from the FI Trust Agreement and the other FI Security Documents (and enter into an amendment to the FI Trust Agreement and the other FI Security Documents and execute such other instruments as may be necessary in connection therewith) any interest of the FI Trustee in (i) the rights of FI under the Contract of Work in respect of all or any part of Contract Area Block B (as defined in the Contract of Work), without further consent by the Required Banks and the Required Banks (as defined in the FTX Credit Agreement) if, in the opinion or opinions of counsel acceptable to the Agent and in the opinion of the Agent, such release is to be effected without impairing or adversely affecting (A) the Lien and interest of the FI Trustee stated to be created in the rights of FI under the Contract of Work in respect of Contract Area Block A (as defined in the Contract of Work) and the FI Project (to the extent it includes the mining, concentrating, transportation, shipping and related operations of FI in respect of FI Product obtained or produced from Contract Area Block A) by the FI Trust Agreement and the other FI Security Documents, the Memorandum of Understanding and the Contract of Work or (B) the rights of FI relating to ownership and operation of the FI Project (to the extent it includes the mining, concentration, transportation, shipping and related operations of FI in respect of FI Product obtained or produced from Contract Area Block A), (ii) the property and rights to be transferred pursuant to the ALatief-FI Transfer and (iii) the property and rights to be transferred pursuant to the Power Facilities Transfer.


			 ARTICLE IX

			 Guarantees

	  SECTION 9.1. Guarantee. As consideration for the Banks' obligations to lend hereunder, each Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment of (x) the principal of and interest on each Promissory Note of FI, when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise,
(y) all other monetary obligations of FI to the Banks, the Agent and the FI Trustee under this Agreement and (z) all amounts owing by FI to any Bank pursuant to any Permitted Secured Swap (collectively, the "FI Obligations"). Each Guarantor further agrees that the FI Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any such FI Obligation.

	  Each Guarantor waives presentment to, demand of payment from and protest to FI of any of the FI Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of each Guarantor under this Section 9.1 shall not be affected by
(a) the failure of any Bank, the Agent or the FI Trustee to assert any claim or demand or to enforce any right or remedy against FI under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any Promissory Note any guarantee or any other agreement; (c) the release of any security held by any Bank, the Agent or the FI Trustee for the Obligations guaranteed by it or any of them; or (d) the failure of any Bank, the Agent or the FI Trustee to exercise any right or remedy against any other guarantor of the FI Obligations.

	  Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any Bank, the Agent or the FI Trustee to any security held for payment of the FI Obligations or to any balance of any deposit account or credit on the books of such Bank in favor of FI or any other Person.

	  The obligations of each Guarantor under this
Section 9.1 shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the FI Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor under this
Section 9.1 shall not be discharged or impaired or otherwise affected by the failure of any Bank, the Agent or the FI Trustee to assert any claim or demand or to enforce any remedy under this Agreement, any Promissory Note, any guarantee or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the FI Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of either Guarantor, or otherwise operate as a discharge of FTX or FCX as a matter of law or equity.

	  Each Guarantor further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation guaranteed by it (including, without limitation, any payment pursuant to this guarantee) is rescinded or must otherwise be restored by any Bank, the Agent or the FI Trustee upon the bankruptcy or reorganization of FI or otherwise.

	  In furtherance of the foregoing and not in limita-tion of any other right which any Bank, the Agent or the FI Trustee may have at law or in equity against either Guarantor by virtue hereof, upon the failure of FI to pay any of the FI Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by any Bank, the Agent or the FI Trustee, forthwith pay, or cause to be paid, to the Agent for distribution to the Banks, the Agent or the FI Trustee, as appropriate, in cash the amount of such unpaid FI Obligations, and at such time as all such FI Obligations owing to such Bank, the Agent, or the FI Trustee as applicable, have been indefeasibly paid in full and its Commitment terminated, such Bank shall, in a reasonable manner, assign the amount of such FI Obligations owed to it and paid by such Guarantor pursuant to this guarantee to such Guarantor, such assignment to be pro tanto to the extent to which the FI Obligations in question were discharged by such Guarantor or make such other disposition thereof as such Guarantor shall direct (all without recourse to such Bank, the Agent or the FI Trustee, as applicable and without any representation or warranty by such Bank, the Agent or the FI Trustee, as applicable.

	  Upon payment by either Guarantor of any sums to a Bank, the Agent or the FI Trustee as provided above in this
Section 9.1, all rights of such Guarantor against FI or the other Guarantor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be sub-ordinated and junior in right of payment to the prior indef-easible payment in full of all the FI Obligations to the Banks, the Agent and the FI Trustee and all the FI Obligat-ions (as defined in the FTX Credit Agreement) and shall not be exercised by such Guarantor prior to indefeasible payment in full of all Corporate Group Loans and termination of the Commitments and the commitments under the FTX Credit Agreement.


			  ARTICLE X

			Miscellaneous

	  SECTION 10.1. Notices. Notices and other com-munications provided for herein shall be in writing and shall be delivered by hand or overnight or same day courier service or mailed or sent by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party to the appropriate party's address set forth on the signature pages hereof. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if hand delivered or three days after being sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt if by any telecopy, telegraphic or telex communications equipment, in each case addressed to such party as provided in this Section 10.1 or in accordance with the latest unrevoked direction from such party. Any notice delivered to FTX hereunder shall be deemed also to have been given to FI, and such notice shall be deemed to have been given to FI on the day it is deemed to have been given to FTX.

	  SECTION 10.2. Survival of Agreement. All cove-nants, agreements, representations and warranties made by FI or the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Banks, the Agent and the FI Trustee and shall survive the making by the Banks of the Loans and the execution and delivery to the Banks of the Promissory Notes evidencing such Loans regardless of any investigation made by the Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Corporate Group Note, any Commitment Fee or any other fee or amount payable under the Corporate Group Notes or the Corporate Group Facility is outstanding and unpaid and so long as the Commitments or the commitments under the FTX Credit Agreement have not been terminated.

	  SECTION 10.3. Successors and Assigns; Participa-tions; Purchasing Banks. (a) This Agreement shall be binding upon and inure to the benefit of FI, the Guarantors, the Banks, the Agent, the FI Trustee (for purposes of Article VIII only), all future holders of the Promissory Notes, and its respective successors and assigns, except that neither FTX, FI, nor FCX may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank. Any Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the Promissory Notes issued to it to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Bank from any of its obligations hereunder.

	  (b) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Promissory Note held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agree-ment to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Promissory Note for all purposes under this Agree-ment and FI and the Guarantors and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agree-ment. FI and the Guarantors agree that if amounts outstand-ing under this Agreement and the Promissory Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Promissory Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Promissory Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Partici-pant, as provided in Section 3.16. FI and the Guarantors also agree that each Participant shall be entitled to the benefits of Sections 3.12, 3.13, 3.14, 3.16, 3.18, 3.19 and
10.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred and provided further that the voting rights of any Participant would be limited to changes in amounts of Loan or Commitment, rates, fees and maturity affecting such Participant and release of all or substantially all the collateral for the FI Obligations. Each Bank selling a participation with a tenor longer than 183 days will use its best efforts to inform FTX of (i) the amount of any such participations sold and
(ii) the identity of all Participants purchasing such participations.

	  (c)  (Intentionally left blank.)

	  (d) This Agreement shall not be assignable by the Banks, except that a Bank may, in accordance with applicable law, and subject to Section 10.3(j), at any time assign by novation all or any part of its rights and obligations under this Agreement and its Promissory Notes (I) to any Bank or any affiliate thereof, without FI's consent, or (II) to one or more additional banks or financial institutions (any such entity referred to in clause (I) or (II) being a "Purchasing Bank") with FI's consent, such consent not to be unreasonably withheld (except that any Bank may assign its rights and obligations under this Agreement and any affiliate thereof and its Promissory Notes to any other Bank that is a party to this Agreement without the necessity of approval by FI or any Guarantor), pursuant to a Commitment Transfer Supplement in the form of Exhibit D hereto, executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by FI and the Agent), and delivered to the Agent for its recording in the Register. Assignments shall be by novation only. Upon such execution, delivery and recording (and, if required, consent of FI), from and after the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, (x) the Purchasing Bank thereunder shall (if not already a party hereto) be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and
(y) the transferor Bank thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obliga-tions under this Agreement, such transferor Bank shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank (if not already a party hereto) and the resulting adjustment of Applicable Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Promissory Notes. On or prior to the Transfer Effective Date determined pursuant to such Commit-ment Transfer Supplement, FI, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Promissory Note a new Promissory Note to the order of such Purchasing Bank in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, if the transferor Bank has retained a Commitment hereunder, a new Promissory Note to the order of the transferor Bank in an amount equal to the Commitment retained by it hereunder. Such new Promissory Notes shall be dated the Original Execution Date and shall otherwise be in the form of the Promissory Notes replaced thereby. The Promissory Note surrendered by the transferor Bank shall be returned by the Agent to FI marked "canceled".

	  (e)  The Agent shall maintain at its address
referred to in Section 10.1 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the parties hereto may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the parties hereto at any reasonable time and from time to time upon reasonable prior notice.

	  (f) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and a Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by FI and the Agent) together with payment to the Agent of a registration and processing fee of $2,000, the Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and FI.

	  (g)  Subject to Section 10.16, FI authorizes each
Bank to disclose to any Participant or Purchasing Bank
(each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning FTX and its affiliates which has been delivered to such Bank by or on behalf of FTX or FI pursuant to this Agreement or which has been delivered to such Bank by or on behalf of FTX or FI in connection with such Bank's credit evaluation of FTX and its affiliates prior to becoming a party to this Agreement.

	  (h)  If, pursuant to this Section 10.3, any
interest in this Agreement or any Promissory Note is trans-ferred to any Transferee other than a Participant which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank
(x) shall immediately notify the Agent of such transfer, describing the terms thereof and indicating the identity and country of residence of each Transferee and (y) shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and FI) that under applicable law and treaties no taxes will be required to be withheld by the Agent, FI or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and FI) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. Federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Bank, the Agent and FI) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and FI) a new
Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption. Notwithstanding any other provision contained herein to the contrary, FI and the Agent shall be entitled to deduct and withhold United States withholding taxes with respect to all payments to be made hereunder to or for such transferor Bank or Transferee as may be required by United States law due to such assignments and such transferor Bank or Transferee shall indemnify and hold harmless FI and the Agent from and against any tax, interest, penalty or other expense that FI and the Agent may incur as a consequence of any failure to withhold United States taxes applicable because of any transfer or participation arrangement that is not fully disclosed to them as required hereunder.

	  (i) If, pursuant to this Section 10.3, a Bank sells participating interests to a Participant which is organized under the laws of any jurisdiction other than the United States or any State thereof, the selling Bank shall cause such Participant, concurrently with the effectiveness of such sale, (i) to represent to the selling Bank (for the benefit of the selling Bank, the Agent and FI) that under applicable law and treaties no taxes will be required to be withheld by the Agent, FI or the selling Bank with respect to any payments to be made to such Participant in respect of the Loans, (ii) to furnish to the selling Bank either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Participant claims entitlement to complete exemption from U.S. Federal withholding tax on all interest payments hereunder) and
(iii) to agree (for the benefit of the selling Bank, the Agent and FI) to provide the selling Bank a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Participant, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption. Notwithstanding any other provision contained herein to the contrary, FI and the Agent shall be entitled to deduct and withhold United States withholding taxes with respect to all payments to be made hereunder to or for such selling Bank or Participant as may be required by United States law due to such participations and such selling Bank or Participant shall indemnify and hold harmless FI and the Agent from and against any tax, interest, penalty or other expense that FI and the Agent may owe as a consequence of any selling Bank's failure to obtain tax forms securing complete exemption from U.S. withholding taxes.

	  (j) Notwithstanding anything in this Section 10.3 to the contrary, (i) without the prior written consent of the Agent and FTX, no Bank which is an FM Lender shall (except as permitted by paragraph (a) of this Section 10.3 regarding assignments to Federal Reserve Banks) assign any interest in or Commitment under this Agreement or any Loans unless at the same time it shall also assign, to the same assignee, the same proportion of its interest in and commitment and loans outstanding under the FM Credit Agreement pursuant to the provisions governing assignments set forth therein and (ii) no Bank which is an FTX Lender shall (except as permitted by paragraph (a) of this Section 10.3 regarding assignments to Federal Reserve Banks) make any such assignment of its interests hereunder unless it shall also assign, to the same assignee, the same proportion of its interest in and commitment and loans outstanding under the FTX Credit Agreement.

	  SECTION 10.4.  Expenses of the Banks;
Indemnity. (a) The Guarantors and FI agree, jointly and severally, to pay all out-of-pocket expenses reasonably incurred by the Agent in connection with the preparation of this Agreement and the Promissory Notes or with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by the Agent or any Bank in connection with the enforcement or protection of their rights in connection with this Agreement or with the Loans made or the Promissory Notes issued hereunder (whether through negotiations, legal proceedings or otherwise), including, but not limited to, the reasonable fees and disbursements of Cravath, Swaine & Moore, special counsel for the Agent and, in connection with such enforcement or protection, the reasonable fees and disbursements of other counsel for any Bank. Each of the Guarantors and FI further agree, jointly and severally, that it shall indemnify the Banks, the Agent, the Collateral Agent and the FI Trustee from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of or in connection with the performance of this Agreement, any of the Promissory Notes or any of the other Loan Documents. Further, each of the Guarantors and FI agrees to pay, and to protect, indemnify and save harmless each Bank, the Agent, the Collateral Agent and the FI Trustee and each of their respective officers, directors, shareholders, employees, agents and servants from and against, any and all losses, liabilities (including liabili-ties for penalties), actions, suits, judgments, demands, damages, costs or expenses (including, without limitation, attorneys' fees and expenses in connection with any investi-gative, administrative or judicial proceeding, whether or not such Bank or the Agent shall be designated a party thereto) of any nature arising from or relating to the issuance or delivery of Promissory Notes or in connection with the enforcement of this Agreement or the other Loan Documents or relating to the use of proceeds of Loans hereunder for the purpose of acquiring equity securities of any other Person; provided, however, that FI and the Guarantors shall have no obligation to protect, indemnify and save harmless any Bank, the Agent, the Collateral Agent or the FI Trustee or any other Person otherwise entitled to indemnity hereunder with respect to any loss, liability, action, suit, judgment, demand, damage, cost or expense resulting from or attributable to the gross negligence or wilful misconduct of such Bank, the Agent, the Collateral Agent or the FI Trustee or such other Person. If any action, suit or proceeding arising from any of the foregoing is brought against any Bank, the Agent, the Collateral Agent or the FI Trustee or any other Person indemnified or intended to be indemnified pursuant to this Section 10.4, FI and the Guarantors, to the extent and in the manner directed by such indemnified party, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by FTX (which counsel shall be satisfactory to such Bank, the Agent, the Collateral Agent or the FI Trustee or other Person indemni-fied or intended to be indemnified). If either Guarantor or FI shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of such Guarantor or FI contained in this Agreement shall be breached, any Bank, the Agent, the Collateral Agent or the FI Trustee may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all amounts so expended by any Bank, the Agent, the Collateral Agent or the FI Trustee shall be repayable to it by such Guarantor or FI immediately upon such Bank's or the Agent's demand therefor.

	  (b) The provisions of this Section 10.4 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or the FTX Credit Agreement, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Corporate Group Loans or any Corporate Group Notes, the invalidity or unenforceability of any term or provision of this Agreement or the FTX Credit Agreement or any Corporate Group Note, or any investigation made by or on behalf of any Bank, the Agent, any FTX Lender or the FTX Agent. All amounts due under this Section 10.4 shall be payable on written demand therefor.

	  SECTION 10.5. Right of Setoff. If an Event of Default shall have occurred and be continuing and any Bank shall have requested the Agent to declare the Promissory Notes immediately due and payable pursuant to Article VII, then each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of FI against any of and all the obligations of FI now or hereafter existing under this Agreement and the Promissory Notes held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Promissory Notes and although such obligations may be unmatured. Each Bank agrees promptly to notify Fi after any such setoff and application made by such Bank, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

	  SECTION 10.6.  APPLICABLE LAW.  THIS AGREEMENT AND
THE PROMISSORY NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH
AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

	  SECTION 10.7.  Waivers; Amendments.  (a)  No
failure or delay of any Bank, the Agent or the FI Trustee in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Banks, the Agent and the FI Trustee hereunder and under the other documents and agreements entered into in connection herewith are cumulative and not exclusive of any rights or remedies which they would other-wise have. No waiver of any provision of this Agreement or any Promissory Note or any other such document or agreement or consent to any departure by FI therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on FI in any case shall entitle FI to any other or further notice or demand in similar or other circumstances. Each holder of any of the Promissory Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Promissory Note shall have been marked to indicate such amendment, modification, waiver or consent.

	  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by FI and the Required Banks; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Promissory Note (including, without limitation, any such payment pursuant to Section 3.8 or paragraphs (b), (c) or (d) of
Section 3.10), or waive or excuse any such payment or any part thereof, or change the rate of interest on any Promissory Note, without the written consent of each holder affected thereby, (ii) change the Commitment of any Bank without the written consent of such Bank, or change any fees to be paid to any Bank or the Agent hereunder without the written consent of such Bank or the Agent, as applicable,
(iii) amend or modify the provisions of this Section, Sections 3.9 through 3.16 or Section 10.4 or Article IX or the definition of "Required Banks" or "Required Borrowing Base Banks", without the written consent of each Bank,
(iv) release the collateral granted as security for the FI Obligations (except as expressly contemplated hereby), without the written consent of each Bank or (v) release any Guarantor of its obligations hereunder without the written consent of each Bank; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the written consent of the Agent. Each Bank and holder of any Promissory Note shall be bound by any modification or amendment authorized by this Section regardless of whether its Promissory Notes shall be marked to make reference thereto, and any consent by any Bank or holder of a Promissory Note pursuant to this Section shall bind any person subsequently acquiring a Promissory Note from it, whether or not such Promissory Note shall be so marked.

	  SECTION 10.8. Severability. In the event any one or more of the provisions contained in this Agreement or in the Promissory Notes should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotia-tions to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

	  SECTION 10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effec-tive when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered or mailed to the Agent and FI.

	  SECTION 10.10.  Headings.  Article and Section
headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

	  SECTION 10.11. Entire Agreement. The Corporate Group Facility, the fee letters between the Agent and FTX and the exhibits and schedules hereto contain the entire agreement among the parties hereto with respect to the Loans and the related transactions. Any previous agreement among the parties with respect to the subject matter hereof is superseded by the Corporate Group Facility, such fee letters and the agreements set forth as exhibits hereto. Nothing in the Corporate Group Facility or in such other documents, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, such fee letters or the agreements set forth as exhibits hereto.

	  SECTION 10.12.  Amendment Closing Date.  This
Agreement, as amended herein, shall be effective on the Amendment Closing Date.

	  SECTION 10.13.  WAIVER OF JURY TRIAL, ETC.
(a) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

	  (b)  Except as prohibited by law, each party
hereto hereby waives any right it may have to claim or recover in any litigation referred to in paragraph (a) of this Section any special, indirect, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

	  (c)  Each party hereto (i) certifies that no
representative, agent or attorney of any Bank has repre-sented, expressly or otherwise, that such Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement or any other document, as appli-cable, by, among other things, the mutual waivers and certifications herein.

	  SECTION 10.14. Interest Rate Limitation. Not-withstanding anything herein or in the Promissory Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Bank, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Bank in accordance with applicable law, the rate of interest payable under the Promissory Note held by such Bank, toge-ther with all Charges payable to such Bank, shall be limited to the Maximum Rate.

	  SECTION 10.15. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) EACH GUARANTOR AND FI HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY BANK, THE AGENT OR THE FI TRUSTEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AGAINST FI OR EITHER GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

	  (b) EACH GUARANTOR AND FI HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HERE-AFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

	  (c)  EACH PARTY TO THIS AGREEMENT IRREVOCABLY
CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR
NOTICES IN SECTION 10.01.  NOTHING IN THIS AGREEMENT WILL
AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE
PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

	  SECTION 10.16. Confidentiality. Each Bank agrees (which agreement shall survive the termination of this Agreement) that financial information, information from FTX's and its Subsidiaries' books and records, information concerning FTX's and its Subsidiaries' trade secrets and patents and any other information received from FTX and its Subsidiaries hereunder shall be treated as confidential by such Bank, and each Bank agrees to use its best efforts to ensure that such information is not published, disclosed or otherwise divulged to anyone other than employees or officers of such Bank and its counsel and agents; provided that it is understood that the foregoing shall not apply to:

	  (i) disclosure made with the prior written author-ization of FTX;

	 (ii) disclosure of information (other than that received from FTX and its Subsidiaries prior to or under this Agreement) already known by, or in the possession of, such Bank without restrictions on the disclosure thereof at the time such information is supplied to such Bank by FTX or a Subsidiary hereunder;

	(iii) disclosure of information which is required by applicable law or to a governmental agency having supervisory authority over any party hereto;

	 (iv) disclosure of information in connection with any suit, action or proceeding in connection with the enforcement of rights hereunder or in connection with the transaction contemplated hereby or thereby;

	  (v) disclosure to any bank (or other financial institution) which may acquire a participation or other interest in the Loans or rights of any Bank hereunder; provided that such bank (or other financial institu-tion) agrees to maintain any such information to be received in accordance with the provisions of this
     Section 10.16;

	 (vi) disclosure by any party hereto to any other party hereto or their counsel or agents;

	(vii) disclosure by any party hereto to any entity, or to any subsidiary of such an entity, which owns, directly or indirectly, more than 50% of the voting stock of such party, or to any subsidiary of such an entity; or

       (viii) disclosure of information that prior to such disclosure has become public knowledge through no violation of this Agreement.

	  SECTION 10.17.  Judgment Currency.  The
specification of payment in Dollars and in New York City, New York, with respect to amounts payable to any Bank (or Transferee), the Agent or the FI Trustee hereunder and under the other Loan Documents is of the essence, and Dollars shall be the currency of account in all events. The payment obligations of FI or either Guarantor under this Agreement or any other Loan Document shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transfer to New York City under normal banking procedures does not yield the amount of Dollars in New York City due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (the "second currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with the second currency on the Business Day next preceding that on which such judgment is rendered. The obligation of FI and each Guarantor in respect of any such sum due from it to the Agent, the FI Trustee or any Bank (or Transferee) hereunder or under any other Loan Document (an "entitled person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such entitled person of any sum adjudged to be due hereunder or under any other Loan Document in the second currency such entitled person may in accordance with normal banking procedures purchase in the free market and transfer to New York City Dollars with the amount of the second currency so adjudged to be due; and FI and each Guarantor hereby agree, as a separate obligation and notwithstanding any such judgment, jointly and severally to indemnify such entitled person against, and to pay such entitled person on demand, in Dollars in New York City, the difference between the sum originally due to such entitled person in Dollars and the amount of Dollars so purchased and transferred.


	  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


			    P.T. FREEPORT INDONESIA
			    INDONESIA COMPANY,

			      by
				 /s/_____________________
				Name:  Robert M. Wohleber
				Title: Vice President and
				       Treasurer

				1615 Poydras Street
				New Orleans, Louisiana 70112

				Attention:  Robert M. Wohleber
					    Vice President and
					    Treasurer

				Telex:  8109515386
				Telephone:  504-582-1758
				Telecopy:  504-582-4511


			    FREEPORT-McMoRan INC.,

			      by

				 /s/_____________________
				Name:  Robert M. Wohleber
				Title:  Vice President and
					Treasurer
				1615 Poydras Street
				New Orleans, Louisiana 70112

				Attention: Robert M.Wohleber
					   Vice President
					   and Treasurer

				Telex: 8109515386
				Telephone: 504-582-1758
				Telecopy:  504-582-4511


			      FREEPORT-McMoRan COPPER & GOLD
			      INC.,

				by
				    /s/_____________________
				   Name: Robert M. Wohleber
				   Title: Vice President and
					  Treasurer

				   1615 Poydras Street
				   New Orleans, Louisiana 70112

				   Attention:  Robert M. Wohleber
					       Vice President and
					       Treasuer

				   Telex:  8109515386
				   Telephone:  504-582-1758
				   Telecopy:  504-582-4511


			      CHEMICAL BANK, individually and as
			      Agent,

			      by
			       /s/_____________________
			      Name:  Mary Jo Woodford
			      Title:  Vice President

			      Domestic Office and LIBOR Office:
			      270 Park Avenue
			      New York, New York 10017

			      Attention:  Mary Jo Woodford

			      Telephone:  212-270-8895

			      with a copy to

			      John Gehebe
			      Chemical Bank
			      270 Park Avenue
			      New York, New York  10017

			      Telephone:  212-270-3531
			      Telecopy:   212-270-3871


			      with copies to:

			      Agent Bank Services
			      140 East 45th Street
			      New York, New York 10017

			      Attention:  Hilma Gabbidon

			      Telephone:  212-622-0693
			      Telex:  353006 ABSCNYK
			      Telecopy:  212-622-0002


			      MORGAN GUARANTY TRUST COMPANY OF
			      NEW YORK (for purposes of
			      Article VIII only), as FI Trustee,

			      by

			       /s/_____________________
			      Name:  P.J. Crowley
			      Title: Vice President